Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

MID PENN BANCORP, INC.

AND

FIRST PRIORITY FINANCIAL CORP.

dated as of

January 16, 2018

(i)

4.20.	Risk Management Instruments.	34
4.21.	Fairness Opinion.	35
4.22.	Fiduciary Accounts.	35
4.23.	Intellectual Property.	35
4.24.	Labor Matters.	35
4.25.	First Priority Information Supplied.	36
4.26.	Takeover Laws.	36
4.27.	Reorganization.	36
4.28.	SEC Reports.	37
4.29.	Quality of Representations.	37
4.30.	No Other Representations or Warranties.	37

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF MID PENN		38
5.1.	Organization.	38
5.2.	Capitalization.	39
5.3.	Authority; No Violation.	40
5.4.	Consents.	41
5.5.	Financial Statements; Undisclosed Liabilities.	41
5.6.	Taxes.	43
5.7.	No Material Adverse Effect.	43
5.8.	No Default under Material Contracts.	44
5.9.	Ownership of Property; Insurance Coverage.	44
5.10.	Legal Proceedings.	45
5.11.	Compliance With Applicable Law.	45
5.12.	Employee Benefit Plans.	46
5.13.	Environmental Matters.	48
5.14.	Brokers, Finders and Financial Advisors.	48
5.15.	Loan Matters.	49
5.16.	No First Priority Capital Stock.	49
5.17.	SEC Reports.	49
5.18.	Required Vote.	49
5.19.	Registration Obligations.	50
5.20.	Risk Management Instruments.	50
5.21.	Fairness Opinion.	50
5.22.	Fiduciary Accounts.	50
5.23.	Mid Penn Information Supplied.	50
5.24.	Reorganization.	51
5.25.	No Financing.	51
5.26.	Intellectual Property.	51
5.27.	Labor Matters.	51
5.28.	Takeover Laws.	52
5.29.	Quality of Representations.	52
5.30.	No Other Representations or Warranties.	52

(ii)

ARTICLE VI
COVENANTS OF FIRST PRIORITY		52
6.1.	Conduct of Business.	52
6.2.	Financial and Other Statements.	57
6.3.	Maintenance of Insurance.	57
6.4.	Disclosure Supplements.	58
6.5.	Consents and Approvals of Third Parties.	58
6.6.	Commercially Reasonable Efforts.	58
6.7.	Failure to Fulfill Conditions.	58
6.8.	No Other Bids and Related Matters.	58
6.9.	Reserves and Merger-Related Costs.	62
6.10.	Board of Directors and Committee Meetings.	62
6.11.	Affiliate Letters.	62
6.12.	Proxy Solicitor.	62
6.13.	Approval of Bank Plan of Merger.	63
6.14.	Compliance with Section 409A.	63
6.15.	Termination of First Priority Bank Severance Plan.	63

ARTICLE VII
COVENANTS OF MID PENN		63
7.1.	Conduct of Business.	63
7.2.	Maintenance of Insurance.	65
7.3.	Disclosure Supplements.	65
7.4.	Consents and Approvals of Third Parties.	65
7.5.	Commercially Reasonable Efforts.	65
7.6.	Failure to Fulfill Conditions.	65
7.7.	Affiliate Letters.	65
7.8.	Post-Closing Governance.	66
7.9.	Employee Matters.	66
7.10.	Directors and Officers Indemnification and Insurance.	68
7.11.	Stock Reserve.	69
7.12.	Exchange Listing.	69
7.13.	Approval of Bank Plan of Merger.	69
7.14.	First Priority Bank Division.	70
7.15.	Proxy Solicitor.	70
7.16.	Market President.	70

ARTICLE VIII
ADDITIONAL AGREEMENTS		70
8.1.	Shareholder Meetings.	70
8.2.	Proxy Statement-Prospectus.	70
8.3.	Regulatory Approvals.	72
8.4.	Current Information.	72
8.5.	Access; Confidentiality.	73

(iii)

ARTICLE IX
CLOSING CONDITIONS		74
9.1.	Conditions to Each Party’s Obligations under this Agreement.	74
9.2.	Conditions to the Obligations of Mid Penn under this Agreement.	75
9.3.	Conditions to the Obligations of First Priority under this Agreement.	76

ARTICLE X
TERMINATION, AMENDMENT AND WAIVER		77
10.1.	Termination.	77
10.2.	Effect of Termination.	80
10.3.	Amendment, Extension and Waiver.	81

ARTICLE XI
MISCELLANEOUS	81

11.1.	Confidentiality.	81
11.2.	Public Announcements.	82
11.3.	Survival.	82
11.4.	Expenses.	82
11.5.	Notices.	82
11.6.	Parties in Interest.	83
11.7.	Complete Agreement.	83
11.8.	Counterparts.	84
11.9.	Severability.	84
11.10.	Governing Law.	84
11.11.	Interpretation.	84
11.12.	Specific Performance; Jurisdiction.	85

Exhibit A	Form of First Priority Affiliate Letter
Exhibit B	Form of Mid Penn Affiliate Letter
Exhibit C	Form of Bank Plan of Merger
Exhibit D	Chief Strategic Advisor and Market President Position Summary

(iv)

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 16, 2018, is made by and between Mid Penn Bancorp, Inc., a Pennsylvania corporation (“Mid Penn”), and First Priority Financial Corp., a Pennsylvania corporation (“First Priority”). Certain capitalized terms have the meanings given to them in Article I.

RECITALS

1. The Board of Directors of each of Mid Penn and First Priority (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies, shareholders and other constituencies and (ii) has approved and adopted this Agreement; and

2. In accordance with the terms of this Agreement, First Priority will merge with and into Mid Penn (the “Merger”); and

3. At or prior to the execution and delivery of this Agreement, each of the directors and executive officers of First Priority has executed a letter agreement in favor of Mid Penn, in the form attached hereto as Exhibit A, dated as of the date hereof (the “First Priority Affiliate Letter”), pursuant to which each such director or executive officer has agreed, among other things, to vote all shares of First Priority Common Stock owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby; and

4. At or prior to the execution and delivery of this Agreement, each of the directors and executive officers of Mid Penn and any Person owning ten percent (10%) or more of the outstanding shares of Mid Penn Common Stock has executed a letter agreement in favor of First Priority, in the form attached hereto as Exhibit B, dated as of the date hereof (the “Mid Penn Affiliate Letter”), pursuant to which each such director, executive officer or Person has agreed, among other things, to vote all shares of Mid Penn Common Stock owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby; and

5. The parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code; and

6. The parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1. Certain Definitions.

As used in this Agreement, the following capitalized terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement). Accounting terms used in this Agreement without definition shall have the meanings given to such terms in accordance with GAAP.

“Affiliate” means any Person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this agreement, together with the Exhibits, the First Priority Disclosure Schedule and the Mid Penn Disclosure Schedule, and any amendments hereto.

“Bank Merger” shall mean the merger of First Priority Bank with and into Mid Penn Bank, with Mid Penn Bank as the surviving institution as contemplated by Section 2.7.

“Bank Plan of Merger” shall have the meaning set forth in Section 2.7.

“Bank Regulator” shall mean any federal or state banking regulator, including but not limited to the FRB, the FDIC and the PDB, that regulates Mid Penn Bank or First Priority Bank, or any of their respective holding companies or subsidiaries, as the case may be.

“Basel III” means the final rule adopted by the Office of the Comptroller of the Currency, the FDIC, and the Board of Governors of the Federal Reserve System titled: Regulatory Capital Rules: Regulatory Capital, Implementation of Basel III, Capital Adequacy, Transition Provisions, Prompt Corrective Action, Standardized Approach for Risk-weighted Assets, Market Discipline and Disclosure Requirements, Advanced Approaches Risk-Based Capital Rule, and Market Risk Capital Rule, together with subsequent regulations promulgated thereafter.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“Business Day” shall mean any day other than (a) a Saturday or Sunday, or (b) a day on which banking institutions in the Commonwealth of Pennsylvania are authorized or obligated by law or executive order to be closed.

“Certificates” or “First Priority Certificates” shall mean certificates evidencing shares of First Priority Common Stock.

“Claim” shall have the meaning set forth in Section 7.10(a).

“Closing” shall have the meaning set forth in Section 2.2(a).

“Closing Date” shall have the meaning set forth in Section 2.2(a).

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

“Confidentiality Agreement” shall mean the confidentiality agreement referred to in Section 11.1 of this Agreement.

“Dissenter Shares” shall have the meaning set forth in Section 3.1(c).

“Dodd-Frank” means the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended.

“Effective Time” shall have the meaning set forth in Section 2.2(a).

“Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any applicable Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended; the Resource Conservation and Recovery Act, as amended; the Clean Air Act, as amended; the Federal Water Pollution Control Act, as amended; the Toxic Substances Control Act, as amended; the Emergency Planning and Community Right to Know Act, the Safe Drinking Water Act; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” shall have the meaning set forth in Section 4.12(c).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean a bank or trust company or other agent designated by Mid Penn, and reasonably acceptable to First Priority, which shall act as agent for Mid Penn in connection with the exchange procedures for exchanging certificates for shares of First Priority Common Stock for certificates for shares of Mid Penn Common Stock as provided in Article III.

“Exchange Fund” shall have the meaning set forth in Section 3.2(a)(i).

“Exchange Ratio” shall have the meaning set forth in Section 3.1(c).

“FDIA” shall mean the Federal Deposit Insurance Act of 1950, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank of Pittsburgh.

“First Priority” shall mean First Priority Financial Corp., a Pennsylvania corporation, with its principal offices located at 2 West Liberty Boulevard, Suite 104, Malvern, Pennsylvania 19355. References to First Priority shall mean First Priority on a consolidated basis unless the context clearly indicates otherwise.

“First Priority Acquisition Proposal” shall have the meaning set forth in Section 6.8(a).

“First Priority Acquisition Transaction” shall have the meaning set forth in Section 6.8(a).

“First Priority Affiliate Letters” shall have the meaning set forth in the Recitals.

“First Priority Bank” shall mean First Priority Bank, a Pennsylvania banking institution, with its principal offices located at 2 West Liberty Boulevard, Suite 104, Malvern, Pennsylvania 19355, which is a wholly-owned subsidiary of First Priority.

“First Priority Bank Division” shall have the meaning set forth in Section 7.14.

“First Priority Benefit Plan” shall have the meaning set forth in Section 4.12(a).

“First Priority Common Stock” shall mean the common stock, par value $1.00 per share, of First Priority.

“First Priority Continuing Employee” shall have the meaning set forth in Section 7.9(e).

“First Priority Disclosure Schedule” shall mean a written disclosure schedule delivered by First Priority to Mid Penn specifically referring to the appropriate section of this Agreement.

“First Priority Financial Statements” shall mean (i) the audited consolidated financial statements of First Priority as of December 31, 2016, and for the two years ended December 31, 2016 and December 31, 2015, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of First Priority as of the end of each calendar quarter following December 31, 2016 and for the periods then ended, including the notes thereto.

“First Priority Material Contracts” shall have the meaning set forth in Section 4.8(c).

“First Priority Options” shall have the meaning set forth in Section 3.1(e).

“First Priority Preferred Stock” shall mean all of First Priority’s issued and outstanding 9.00% Fixed Rate Cumulative Perpetual Preferred Stock, Series C, having a liquidation value of $1,000 per share.

“First Priority Recommendation” shall have the meaning set forth in Section 8.1(a).

“First Priority Regulatory Agreement” shall have the meaning set forth in Section 4.11(c).

“First Priority Regulatory Reports” means the Call Reports of First Priority Bank and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2016, through the Closing Date, and all reports filed with the PDB or FRB by First Priority or First Priority Bank from December 31, 2016 through the Closing Date.

“First Priority Representative” shall have the meaning set forth in Section 6.8(a).

“First Priority SEC Reports” shall have the meaning set forth in Section 4.28.

“First Priority Shareholders’ Meeting” shall have the meaning set forth in Section 8.1(a).

“First Priority Subsequent Determination” shall have the meaning set forth in Section 6.8(e).

“First Priority Subsidiary” means any corporation, partnership, limited liability company or other entity of which more than 20% of the outstanding capital stock or partnership, membership or other equity interests is owned, either directly or indirectly, by First Priority or First Priority Bank, except any corporation, partnership, limited liability company, or other entity the stock, partnership, membership or other equity interests of which is held in the ordinary course of the lending activities of First Priority Bank.

“FRB” shall mean the Board of Governors of the Federal Reserve System and, where appropriate, the Federal Reserve Bank of Philadelphia.

“GAAP” shall mean the current accounting principles generally accepted in the United States of America, consistently applied with prior practice.

“Governmental Entity” shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“Griffin” shall have the meaning set forth in Section 4.14.

“Indemnified Parties” shall have the meaning set forth in Section 7.10(a).

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known by the executive officers (as defined in Rule 3b-7 under the Exchange Act) of such Person, and includes any facts, matters or circumstances set forth in any written notice or other correspondence from any Bank Regulator or any other material written notice received by that Person. Use in this Agreement of “know,” “knows,” or “known” shall in each case mean having “Knowledge.”

“Letter of Transmittal” shall have the meaning set forth in Section 3.2(a)(ii).

“Liens” shall mean any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other restriction of any kind.

“Material Adverse Effect” shall mean, with respect to Mid Penn or First Priority, respectively, any event, circumstance, change, occurrence or effect that (i) is material and adverse to the assets, financial condition, results of operations or business of Mid Penn and the Mid Penn Subsidiaries taken as a whole, or First Priority and the First Priority Subsidiaries taken as a whole, respectively, or (ii) does or would materially impair the ability of either First Priority, on the one hand, or Mid Penn, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of the following on the assets, business, financial condition or results of operations of the parties and their respective subsidiaries: (a) changes in laws and regulations affecting banks or their holding companies generally, or interpretations thereof by courts or Governmental Entities that do not have a materially disproportionate impact on such party; (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies that do not have a materially disproportionate impact on such party; (c) actions and omissions of a party hereto (or any of the First Priority Subsidiaries or Mid Penn Subsidiaries, as applicable) taken with the prior written consent of the other party in furtherance of the transactions contemplated hereby; (d) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement, including reasonable expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement; (e) changes in national political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States that do not have a materially disproportionate impact on such party; (f) economic, financial market or geographical conditions in general, including changes in economic and financial markets and regulatory or political conditions whether resulting from acts of terrorism, war or otherwise, that do not have a materially disproportionate adverse effect on such party; (g) any failure, in and of itself, by such party to meet any internal projections, forecasts or revenue or earnings predictions (it being understood that the facts giving rise or contributing to any such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect, unless such facts are otherwise included in an exception set forth herein); or (h) changes in the banking industry that do not have a materially disproportionate impact on such party.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other hazardous or toxic materials regulated under Environmental Laws.

“Maximum Amount” shall have the meaning set forth in Section 7.10(c).

“Merger” shall have the meaning set forth in the Recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 3.1(c).

“Mid Penn” shall mean Mid Penn Bancorp, Inc., a Pennsylvania corporation, with its principal executive offices located at 349 Union Street, Millersburg, Pennsylvania 17061. References to Mid Penn shall mean Mid Penn on a consolidated basis unless the context clearly indicates otherwise.

“Mid Penn Affiliate Letters” shall have the meaning set forth in the Recitals.

“Mid Penn Bank” shall mean Mid Penn Bank, a Pennsylvania banking institution, with its principal offices located at 349 Union Street, Millersburg, Pennsylvania 17061, which is a wholly owned subsidiary of Mid Penn.

“Mid Penn Benefit Plan” shall have the meaning set forth in Section 5.12(a).

“Mid Penn Common Stock” shall mean the common stock, par value $1.00 per share, of Mid Penn.

“Mid Penn Disclosure Schedule” shall mean a written disclosure schedule delivered by Mid Penn to First Priority specifically referring to the appropriate section of this Agreement.

“Mid Penn Excluded Benefit Plans” shall mean any Mid Penn defined benefit pension plan and those Mid Penn Benefit Plans identified on Mid Penn Disclosure Schedule 1.1.

“Mid Penn Financial Statements” shall mean (i) the audited consolidated financial statements of Mid Penn as of December 31, 2016, and for the two years ended December 31, 2016 and December 31, 2015, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of Mid Penn as of the end of each calendar quarter following December 31, 2016 and for the periods then ended, including the notes thereto.

“Mid Penn Owned Shares” shall have the meaning set forth in Section 3.1(b).

“Mid Penn Preferred Stock” shall have the meaning set forth in Section 3.1(g).

“Mid Penn Recommendation” shall have the meaning set forth in Section 8.1(b).

“Mid Penn Regulatory Agreement” shall have the meaning set forth in Section 5.11(c).

“Mid Penn Regulatory Reports” means the Call Reports of Mid Penn Bank and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2016, through the Closing Date, and all reports filed with the PDB or FRB by Mid Penn or Mid Penn Bank from December 31, 2016 through the Closing Date.

“Mid Penn SEC Reports” shall have the meaning set forth in Section 5.17.

“Mid Penn Shareholders’ Meeting” shall have the meaning set forth in Section 8.1(b).

“Mid Penn Stock Plans” shall have the meaning set forth in Section 5.2(a).

“Mid Penn Subsidiary” means any corporation, partnership, limited liability company or other entity of which more than 20% of the outstanding capital stock or partnership, membership or other equity interests is owned, either directly or indirectly, by Mid Penn or Mid Penn Bank, except any corporation, partnership, limited liability company, or other entity the stock, partnership, membership, or other equity interests of which is held in the ordinary course of the lending activities of Mid Penn Bank.

“Mid Penn Termination Fee” shall have the meaning set forth in Section 10.2(c).

“Nasdaq” shall mean The NASDAQ Stock Market, LLC.

“New Certificates” shall have the meaning set forth in Section 3.2(a)(i).

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.8(e).

“OFAC” means the Office of Foreign Assets Control within the U.S. Department of the Treasury.

“Other Real Estate Owned” shall mean any real estate acquired through foreclosure or by a deed in lieu of foreclosure, or any real estate classified as Other Real Estate Owned or Real Estate Owned.

“PBC” shall mean the Pennsylvania Banking Code of 1965, as amended.

“PBCL” shall mean the Pennsylvania Business Corporation Law of 1988, as amended.

“PDB” shall mean the Pennsylvania Department of Banking and Securities.

“PDS” shall mean the Pennsylvania Department of State.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, company, trust, “group” (as that term is defined under the Exchange Act), or any other legal entity.

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2(a).

“Registration Statement” shall mean the Registration Statement on Form S-4, or other applicable form, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of Mid Penn Common Stock to be offered to holders of First Priority Common Stock in connection with the Merger.

“Regulatory Approvals” means the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger, and the related transactions contemplated by this Agreement.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate a Person to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“Sandler” shall have the meaning set forth in Section 5.14.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Statement of Merger” shall mean the statement of merger to be executed by Mid Penn and First Priority and filed with the PDS in accordance with the laws of the Commonwealth of Pennsylvania.

“Superior Proposal” shall have the meaning set forth in Section 6.8(b).

“Tax” or “Taxes” shall mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, license, intangibles, franchise, backup withholding, environmental, occupation, alternative or add-on minimum taxes imposed by any Governmental Entity, and other taxes, charges, levies or like assessments, and including all penalties and additions to tax and interest thereon.

“Termination Date” shall mean December 31, 2018.

“Treasury Stock” shall have the meaning set forth in Section 3.1(b).

“Troubled Debt Restructurings” shall mean loans that are “troubled debt restructurings” as defined in Accounting Standards Codification Topic 310.

“Voting Debt” shall have the meaning set forth in Section 4.2(a).

Other terms used herein are defined in the Preamble, Recitals and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1. Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) First Priority shall merge with and into Mid Penn, with Mid Penn as the resulting or surviving corporation; and (b) the separate existence of First Priority shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of First Priority shall be vested in and assumed by Mid Penn in accordance with the applicable laws of the Commonwealth of Pennsylvania. As part of the Merger, each share of First Priority Common Stock (other than Treasury Stock) will be converted into the right to receive Merger Consideration pursuant to the terms of Article III.

2.2. Effective Time; Closing.

(a) Closing. The closing (“Closing”) shall occur no later than the later of (i) the close of business on the tenth (10th) calendar day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), except that Mid Penn may extend such date for up to an additional twenty (20) calendar days by providing written notice to First Priority confirming that all such conditions have been satisfied (or waived) and stating the date on which closing shall occur (subject to the satisfaction of those conditions that by their terms are to be satisfied at the closing and absent a Material breach of this Agreement by either party prior to such date), or (ii) such other date that may be agreed to in writing by the parties. The Merger shall be effected by the filing of Statement of Merger with the PDS with a stated effective time of the day of the Closing (the “Closing Date”) in accordance with the PBCL. The “Effective Time” shall mean the time specified in the Statement of Merger for the effectiveness of the Merger or, if no such time is specified, the time of filing of the Statement of Merger.

(b) Time and Place of Closing. Subject to the provisions of Article IX and Section 2.2(c) hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Mid Penn at 2407 Park Drive, Harrisburg, PA 17110, or by the electronic (PDF) facsimile or overnight courier, exchange of executed documents, at 10:00 a.m., or at such other place or time upon which Mid Penn and First Priority mutually agree.

(c) Deliveries at Closing. At or prior to Closing there shall be delivered to Mid Penn and First Priority the opinions, certificates, and other documents and instruments required to be delivered pursuant to Article IX hereof. At or prior to the Closing, Mid Penn shall have delivered the Merger Consideration as set forth in Section 3.2 hereof.

2.3. Articles of Incorporation and Bylaws.

The articles of incorporation and bylaws of Mid Penn as in effect immediately prior to the Effective Time shall remain in effect, until thereafter amended as provided therein and in accordance with applicable law. The articles of incorporation and the bylaws of Mid Penn Bank as in effect immediately prior to the Effective Time shall remain in effect, until thereafter amended as provided therein and in accordance with applicable law.

2.4. Directors and Officers.

(a) Subject to Section 2.4(e), the directors of Mid Penn immediately prior to the Effective Time shall be the directors of Mid Penn after the Effective Time, each to hold office in accordance with the articles of incorporation and the bylaws of Mid Penn, until their respective successors are duly elected or appointed (as the case may be) and qualified, or their earlier death, resignation or removal.

(b) The officers of Mid Penn immediately prior to the Effective Time shall be the officers of Mid Penn after the Effective Time, each to hold office in accordance with the articles of incorporation and the bylaws of Mid Penn, until their respective successors are duly appointed.

(c) Subject to Section 2.4(e), the directors of Mid Penn Bank immediately prior to the Effective Time shall be the directors of Mid Penn Bank after the Effective Time, each to hold office in accordance with the charter and the bylaws of Mid Penn Bank, until their respective successors are duly elected or appointed (as the case may be) and qualified, or their earlier death, resignation or removal.

(d) The officers of Mid Penn Bank immediately prior to the Effective Time shall be the officers of Mid Penn Bank after the Effective Time, each to hold office in accordance with the articles of incorporation and the bylaws of Mid Penn Bank, until their respective successors are duly appointed, and David E. Sparks shall be appointed Chief Strategic Advisor to the Chief Executive Officer of Mid Penn Bancorp, Inc. and Mid Penn Bank, and Market President of First Priority Bank, a Division of Mid Penn Bank.

(e) Effective as of the Effective Time, Mid Penn shall appoint, and shall cause Mid Penn Bank to appoint, David E. Sparks and three (3) other current members of First Priority’s Board of Directors (collectively, the “Appointed Directors”), who shall be designated prior to the Effective Time by First Priority’s Board of Directors after consultation with Mid Penn, to fill the four (4) open vacancies to be created on each of Mid Penn’s and Mid Penn Bank’s Board of Directors at the Effective Time. If any such person does not become a director of Mid Penn because of death, disability or otherwise, Mid Penn agrees, after consultation with the members of First Priority’s Board of Directors, to cause a different member of the Board of Directors of First Priority as of the date hereof who is mutually agreeable to Mid Penn and First Priority to be elected or appointed to the Board of Directors of each of Mid Penn and Mid Penn Bank as the new director. Nothing in this Section 2.4(e) shall require the election or appointment of any individual whose election or appointment is prohibited or advised against in writing by any Bank Regulator. Effective as of the Effective Time, Mid Penn shall cause (i) David E. Sparks to be designated to the class of director having the longest remaining term as of the Closing Date; (ii) at least one other Appointed Director to be designated to the second longest remaining term as of the Closing Date; and (iii) the remaining two (2) Appointed Directors in the classes designated by Mid Penn. Each Appointed Director shall serve as a director of Mid Penn Bank for a term co-extensive with such director’s service on the Mid Penn Board of Directors. Each Appointed Director shall be appointed to and serve on such board committees of each of Mid Penn and Mid Penn Bank as designated by Mid Penn; provided, that at least one Appointed Director shall be appointed to each such committee. Absent a breach of such director’s fiduciary duty to Mid Penn, or material violation of any policy or code of conduct applicable to such director, each such director shall be nominated and recommended by the Board of Directors of Mid Penn as is necessary to ensure that each such Appointed Director shall have the opportunity to serve at least one additional term of three years as a director Mid Penn, regardless of classification.

2.5. Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in the PBCL.

2.6. Tax Consequences.

It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization.” From and after the date of this Agreement and until the Closing, each party hereto shall use commercially reasonable efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither Mid Penn, First Priority nor any of their Affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. Mid Penn and First Priority each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines (and including such additional covenants, statements and representations deemed necessary or appropriate by counsel for Mid Penn and First Priority, respectively), with customary exceptions and modifications thereto, at such time or times as may reasonably be requested by counsel, including at the time Mid Penn files such opinions with the SEC as part of the Registration Statement, at any time that Mid Penn exercises its right to change the method of effecting the business combination contemplated by this Agreement (as more fully described below) and at the Closing Date, to enable counsel to execute such legal opinions to be filed with the Registration Statement as required by the SEC or deliver the legal opinions contemplated by Section 9.1(e), which certificates shall be effective as of the date of such opinions. Mid Penn may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, however, that such change shall be subject to the written consent of First Priority which shall not be unreasonably withheld, and no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of First Priority Common Stock as Merger Consideration, (ii) materially impede or delay consummation of the Merger (or such alternate form of business combination) or (iii) result in any adverse federal or state income tax or other adverse tax consequences to First Priority shareholders as a result of such modification or structure. In the event Mid Penn elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

2.7. Bank Merger.

Mid Penn and First Priority shall cause First Priority Bank to merge with and into Mid Penn Bank, with Mid Penn Bank surviving such merger, immediately, or as soon as reasonably practicable, after the Effective Time in accordance with the Bank Plan of Merger, which will be substantially in the Form of Exhibit C attached hereto (the “Bank Plan of Merger”), with the former offices of First Priority Bank to be operated as “First Priority Bank, a Division of Mid Penn Bank.” In addition, immediately, or as soon as reasonably practicable, after the execution and delivery of this Agreement, Mid Penn will cause Mid Penn Bank, and First Priority will cause First Priority Bank, to execute and deliver the Bank Plan of Merger.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

3.1. Merger Consideration; Effect on Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of Mid Penn, First Priority or the holders of any of the shares of First Priority Common Stock, the Merger shall be effected in accordance with the following terms:

(a) Each share of Mid Penn Bank Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

(b) All shares of First Priority Common Stock held in the treasury of First Priority (“Treasury Stock”) and each share of First Priority Common Stock owned by Mid Penn immediately prior to the Effective Time (if any) (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (“Mid Penn Owned Shares”) shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

(c) Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person, each share of First Priority Common Stock (excluding Treasury Stock, Mid Penn Owned Shares and shares of First Priority Common Stock that are owned by First Priority shareholders properly exercising their dissenters rights pursuant to Section 1572 of the PBCL (“Dissenter Shares”)) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.3481 shares of Mid Penn Common Stock (the “Exchange Ratio”). The shares of Mid Penn Common Stock to be issued to holders of First Priority Common Stock as set forth in this Article is referred to as the “Merger Consideration”.

(d) After the Effective Time, shares of First Priority Common Stock shall be no longer outstanding and shall automatically be canceled and shall cease to exist, and shall represent thereafter by operation of this section only the right to receive the Merger Consideration as set forth in this Article and any Dissenter Shares shall thereafter represent only the right to receive applicable payments as set forth in Section 3.3.

(e) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option granted by First Priority to purchase shares of First Priority Common Stock which is outstanding, unexpired and unexercised immediately prior thereto, whether or not previously vested and exercisable (“First Priority Options”), shall automatically be converted into the right to receive an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of First Priority Common Stock that were issuable upon exercise of such First Priority Option and (y) $11.07, less the per share exercise price of such First Priority Option, without interest. In the event any First Priority Option is subject to Section 409A of the Code, the payment of the amount of cash with respect thereto shall be delayed to the extent necessary to comply with Section 409A of the Code.

(f) In the event Mid Penn changes the number of shares of Mid Penn Common Stock issued and outstanding between the date hereof and the Effective Time as a result of a stock split, stock dividend, extraordinary dividend, recapitalization, reclassification, split up, combination, exchange of shares, readjustment or similar transaction and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted. In addition, in the event Mid Penn enters into an agreement pursuant to which shares of Mid Penn Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each holder of First Priority Common Stock entitled to receive shares of Mid Penn Common Stock in the Merger shall be entitled to receive such number of shares or other securities or amount or obligations of such other corporation as such shareholder would be entitled to receive if the Effective Time had occurred immediately prior to the happening of such event.

(g) Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person, each share of First Priority Preferred Stock issued and outstanding at the Effective Time that has not been called for redemption, if any, shall be converted into one share of a respective series of preferred stock of Mid Penn having rights, preferences, privileges and voting powers, and limitations and restrictions, taken as a whole, that are not materially less favorable to the holders of the First Priority Preferred Stock than the rights, preferences, privileges and voting powers, and limitations and restrictions of the First Priority Preferred Stock immediately prior to the Effective Time, taken as a whole (the “Mid Penn Preferred Stock”). Mid Penn agrees to assume, honor, and perform all terms, provisions, obligations, rights, responsibilities, preferences, privileges, limitations, restrictions of any such First Priority Preferred Stock at and after the Effective Time.

(h) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Mid Penn Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Mid Penn Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Mid Penn. In lieu of the issuance of any such fractional share, Mid Penn shall pay to each former holder of First Priority Common Stock who otherwise would be entitled to receive a fractional share of Mid Penn Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the closing sale price of Mid Penn Common Stock on the Closing Date. For purposes of determining any fractional share interest, all shares of First Priority Common Stock owned by a First Priority shareholder shall be combined so as to calculate the maximum number of whole shares of Mid Penn Common Stock issuable to such First Priority shareholder.

3.2. Procedures for Exchange of First Priority Common Stock.

(a) Exchange Procedures.

(i) Five (5) days prior to the Effective Time, or as soon as practical prior to the Effective Time, Mid Penn shall (A) deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of First Priority Common Stock, an amount of cash necessary to make payments of any dividends or distributions with a record date occurring on or after the Effective Time with respect to the Merger Consideration (without any interest on any such dividends or distributions) and cash for fractional shares pursuant to Section 3.1(h)) and (B) provide the Exchange Agent with the irrevocable authorization to issue sufficient shares of Mid Penn Common Stock (“New Certificates”) (such cash and certificates for shares of Mid Penn Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).

(ii) As promptly as practicable after the Effective Time, but in any event within five (5) Business Days after the Effective Time, and provided that First Priority has delivered, or caused to be delivered, to the Exchange Agent all information that is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of a Certificate, transmittal materials (the “Letter of Transmittal”) for use in exchanging their Certificates for New Certificates and cash for any fractional shares of Mid Penn Common Stock. The Letter of Transmittal will contain instructions with respect to the surrender of the Certificates and the receipt of the Merger Consideration in exchange therefor. Upon the shareholder’s delivery to the Exchange Agent of Certificates owned by such shareholder representing shares of First Priority Common Stock (or an indemnity affidavit reasonably satisfactory to Mid Penn and the Exchange Agent, if such certificates are lost, stolen or destroyed), and the duly completed Letter of Transmittal, the Exchange Agent shall cause New Certificates into which such shares of First Priority Common Stock are converted at the Effective Time to be delivered to such shareholder and/or any check in respect of cash to be paid in respect of any fractional share interests, dividends or distributions that such shareholder shall be entitled to receive. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions that any such shareholder shall be entitled to receive pursuant to this Article III. Each First Priority Certificate so surrendered shall be cancelled.

(b) Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding First Priority Common Stock shall have no rights, after the Effective Time, with respect to such First Priority Common

Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to Mid Penn Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.2. After the surrender of a Certificate in accordance with this Section 3.2, the record holder thereof shall be entitled to receive, without any interest thereon, any such dividends or other distributions with a record date after the Effective Time, which theretofore had become payable with respect to shares of Mid Penn Common Stock represented by such Certificate.

(c) Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying Letter of Transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the Letter of Transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the stock transfer books of First Priority of the shares of First Priority Common Stock or First Priority Preferred Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, First Priority Certificates are presented for transfer, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article III.

(e) Withholding. The Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of First Priority Common Stock such amounts as Mid Penn or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the First Priority Common Stock in respect of whom such deduction and withholding were made by the Exchange Agent.

(f) Return of Exchange Fund. At any time following the twelve (12) month period after the Effective Time, Mid Penn shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund that had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Mid Penn (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither Mid Penn nor the Exchange

Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to applicable abandoned property, escheat or other similar law.

(g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Mid Penn, the posting by such person of a bond in such amount as Mid Penn may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

(h) No Liability. None of Mid Penn, First Priority or any of their respective Affiliates or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(i) Reservation of Shares. Mid Penn shall reserve for issuance a sufficient number of shares of Mid Penn Common Stock for the purpose of issuing shares of Mid Penn Common Stock to the First Priority shareholders in accordance with this Article III.

3.3. Dissenting Shareholders.

Any holder of shares of First Priority Common Stock who perfects such holder’s appraisal rights in accordance with and as contemplated by Sections 1571 through 1580 of the PBCL shall be entitled to receive from Mid Penn, in lieu of the Merger Consideration, the value of such shares as to which dissenters’ rights have been perfected in cash as determined pursuant to such provision of law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with all applicable provisions of such law, and surrendered to Mid Penn the Certificate or Certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of First Priority fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal of and payment for such holder’s Dissenter Shares, Mid Penn shall issue and deliver the consideration to which such holder of shares of First Priority Common Stock is entitled under this Article III upon surrender by such holder of the Certificate or Certificates representing such shares of First Priority Common Stock held by such holder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FIRST PRIORITY

First Priority represents and warrants to Mid Penn that the statements contained in this Article IV are correct and complete as of the date of this Agreement, except (i) as set forth in the First Priority Disclosure Schedules delivered by First Priority to Mid Penn on the date hereof; or (ii) disclosed in any report, schedule, form or other document filed with the SEC by First Priority prior to the date hereof and on or after the date on which First Priority filed with the SEC its

Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature). First Priority has made a good faith effort to ensure that the disclosure on each schedule of the First Priority Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the First Priority Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant. References to the Knowledge of First Priority shall include the Knowledge of First Priority Bank.

4.1. Organization.

(a) First Priority is a corporation duly organized and subsisting under the laws of the Commonwealth of Pennsylvania, and is duly registered as a bank holding company under the BHCA. First Priority has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification.

(b) First Priority Bank is a Pennsylvania-chartered bank duly organized and validly subsisting under the laws of the Commonwealth of Pennsylvania and is regulated by the PDB and the FDIC. First Priority Bank has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect. The deposits of First Priority Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by First Priority Bank when due. First Priority Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(c) First Priority Disclosure Schedule 4.1(c) sets forth each First Priority Subsidiary, the state of organization of each First Priority Subsidiary and the percentage of the outstanding equity securities, membership or other interests of such First Priority Subsidiary owned by First Priority or First Priority Bank. Each First Priority Subsidiary is a corporation, limited liability company or other entity duly organized, validly subsisting and in good standing under the laws of its jurisdiction of incorporation or organization. Each First Priority Subsidiary has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification.

(d) The respective minute books of First Priority, First Priority Bank and each First Priority Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including all committees thereof).

(e) Prior to the date of this Agreement, First Priority has made available to Mid Penn true and correct copies of the articles of incorporation and bylaws of First Priority and similar governing documents of First Priority Bank and each other First Priority Subsidiary, each as in effect on the date hereof.

4.2. Capitalization.

(a) The authorized capital stock of First Priority consists of 20,000,000 shares of First Priority Common Stock, and 10,000,000 shares of preferred stock, $100 par value per share. As of the date of this Agreement, there are (i) 6,634,969 shares of First Priority Common Stock issued and outstanding, (ii) 3,404 shares of First Priority Preferred Stock issued and outstanding, (iii) no shares of First Priority Common Stock held by First Priority as Treasury Stock, and (iv) 750,870 shares of First Priority Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise. All of the issued and outstanding shares of First Priority Common Stock and the First Priority Preferred Stock have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights. Except as set forth on First Priority Disclosure Schedule 4.2(a), as of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of First Priority, nor any trust preferred or subordinated debt securities of First Priority, are issued or outstanding. Except as set forth on First Priority Disclosure Schedule 4.2(a), there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of First Priority, or otherwise obligating First Priority to issue, transfer, sell, purchase, redeem, or otherwise acquire, to register under the Securities Act and the rules and regulations of the SEC thereunder, or to pay a dividend on any such securities. Except for the First Priority Affiliate Letters, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the First Priority Common Stock or other equity interests of First Priority.

(b) First Priority owns all of the capital stock of First Priority Bank, free and clear of any Lien. Except for the First Priority Subsidiaries, First Priority does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of First Priority Subsidiaries, equity interests held by First Priority Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending or borrowing activities of First Priority Subsidiaries, including stock in the FHLB and Atlantic Community Bankers Bank. Either First Priority or First Priority Bank owns all of the outstanding shares of capital stock or equity interests of each First Priority Subsidiary free and clear of all Liens.

(c) To First Priority’s Knowledge, except as set forth on First Priority Disclosure Schedule 4.2(c), as of the date of this Agreement no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of First Priority Common Stock.

(d) All contractual or other rights or obligations (including preemptive rights) of First Priority to purchase or sell any shares of capital stock, partnership, membership or joint venture interests, or other equitable interests in any Person are set forth on First Priority Disclosure Schedule 4.2(d).

(e) First Priority is current on all dividends payable on the shares of First Priority Preferred Stock and has complied with all terms and conditions thereof.

4.3. Authority; No Violation.

(a) First Priority has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by First Priority’s shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by First Priority and the consummation by First Priority of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of First Priority, and no other corporate proceedings on the part of First Priority, except for the approval of the First Priority shareholders, are necessary to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by First Priority and, subject to (i) approval by the shareholders of First Priority, (ii) receipt of the Regulatory Approvals, and (iii) due and valid execution and delivery of this Agreement by Mid Penn, constitutes the valid and binding obligation of First Priority, enforceable against First Priority in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and similar laws affecting creditors’ rights generally and by general principles of equity. Subject to receipt of the Regulatory Approvals, the Bank Plan of Merger, upon its execution and delivery by First Priority Bank concurrently with, or as soon as practicable after, the execution and delivery of this Agreement, will constitute the valid and binding obligation of First Priority Bank, enforceable against First Priority Bank, subject to due and valid execution and delivery of the Bank Plan of Merger by Mid Penn Bank, in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

(b) Subject to receipt of Regulatory Approvals, approval by the required vote of First Priority’s and Mid Penn’s shareholders and First Priority’s and Mid Penn’s compliance with any conditions contained therein, (i) the execution and delivery of this Agreement by First Priority, (ii) the consummation of the transactions contemplated hereby, and (iii) compliance by First Priority with any of the terms or provisions hereof will not (A) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of First Priority, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to First Priority or any of its properties or assets, or (C) except as set forth in First Priority Disclosure Schedule 4.3(b), violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of First Priority under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which First Priority is a party, or by which First Priority or any of its properties or assets may be bound or affected, except, with respect to (B) and (C), for any violations, conflicts, breaches, defaults or other occurrences which would not, individually or in the aggregate, constitute a Material Adverse Effect.

4.4. Consents.

Except for the Regulatory Approvals, approval of the shareholders of First Priority, and consents, approvals, filings and registrations from or with the SEC and state “blue sky” authorities, and compliance with any conditions contained therein, no consents or approvals or waivers of, or filings or registrations with, any Governmental Entity are, or will be, necessary, and no consents or approvals of any third parties are, or will be, necessary, in connection with (a) the execution and delivery of this Agreement by First Priority or the Bank Plan of Merger by First Priority Bank and (b) the completion by First Priority of the transactions contemplated hereby or by First Priority Bank of the Bank Merger. As of the date of this Agreement, First Priority (x) has no reason to believe that the consents and approvals set forth above will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact the ability of First Priority or First Priority Bank to complete the transactions contemplated by this Agreement and (y) knows of no reason why all Regulatory Approvals or any other approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.5. Financial Statements; Undisclosed Liabilities.

(a) First Priority has previously made available, or will make available, to Mid Penn the First Priority Regulatory Reports. The First Priority Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, throughout the periods covered by such statements, and fairly present, or will fairly present, in all material respects the financial position, results of operations and changes in shareholders’ equity of First Priority as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, applied on a consistent basis.

(b) First Priority has previously made available, or will make available, to Mid Penn the First Priority Financial Statements. The First Priority Financial Statements have been, or will be, prepared in accordance with GAAP, and (including the related notes where applicable) fairly present, or will fairly present, in each case in all material respects the consolidated financial position, results of operations and cash flows of First Priority and the First Priority Subsidiaries as of and for the respective periods ending on the dates thereof (subject in the case of the unaudited interim statements to normal year-end adjustments and to any other adjustments described therein), in accordance with GAAP during the periods involved, except as indicated in the notes thereto and except in the case of unaudited statements to normal recurring audit adjustments and the absence of footnotes.

(c) As of the date of each balance sheet included in the First Priority Financial Statements, neither First Priority nor First Priority Bank has had, or will have, any material liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such First Priority Financial Statements or First Priority Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and except in the case of unaudited statements to normal recurring audit adjustments and the absence of footnotes.

(d) The records, systems, controls, data and information of First Priority and the First Priority Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of First Priority or any First Priority Subsidiary (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in this Section 4.5(d). First Priority (i) has, to the extent required by applicable law or GAAP, implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (ii) to the extent required by applicable law, has implemented and maintains disclosure controls and procedures to ensure that material information relating to First Priority, including its consolidated First Priority Subsidiaries, is made known to the chief executive officer and the chief financial officer of First Priority by others within those entities, and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to First Priority’s outside auditors and the audit committee of First Priority’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect First Priority’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in First Priority’s internal control over financial reporting. These disclosures (if any) were made in writing by management to First Priority’s auditors and audit committee and a copy has previously been made available to Mid Penn.

(e) Since December 31, 2015, (i) neither First Priority nor any of the First Priority Subsidiaries, nor any director, officer, employee, auditor, accountant or representative of First Priority or any of the First Priority Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of First Priority or any of the First Priority Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that First Priority or any of the First Priority Subsidiaries has engaged in illegal accounting or auditing practices, and (ii) no attorney representing First Priority or any of the First Priority Subsidiaries, whether or not employed by First Priority or any of the First Priority Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by First Priority or any of its officers, directors, employees or agents to the Board of Directors of First Priority or any committee thereof or to any director or officer of First Priority.

4.6. Taxes.

(a) Except as set forth on First Priority Disclosure Schedule 4.6(a), First Priority and the First Priority Subsidiaries are members of the same affiliated group within the meaning of Section 1504(a) of the Code. First Priority has duly filed, and will file, all material federal, state and local Tax returns required to be filed by, or with respect to, First Priority and every First Priority Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all Taxes which have been incurred by or are due or claimed to be due from First Priority any First Priority Subsidiary by any taxing authority or pursuant to any tax sharing agreement on or prior to Closing Date other than Taxes or other charges that (a) are not delinquent, (b) are being contested in good faith, or (c) have not yet been fully determined. Except as set forth on First Priority Disclosure Schedule 4.6(a), as of the date of this Agreement, First Priority has received no written notice of, and to First Priority’s Knowledge there is no, audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of First Priority, and no written claim has been made by any Governmental Entity in a jurisdiction where First Priority does not file Tax returns that First Priority is subject to taxation in that jurisdiction. First Priority and the First Priority Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material Tax due that is currently in effect. First Priority and each First Priority Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and First Priority and each First Priority Subsidiary, to First Priority’s Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Neither First Priority nor any First Priority Subsidiary is a party to any tax sharing, tax indemnity, or tax allocation agreement or similar contract or understanding (collectively, “Tax Agreements”) with any Person.

(b) Except as set forth on First Priority Disclosure Schedule 4.6(b), First Priority will not be required, as a result of (i) a change in accounting method for a Tax period beginning on or before the Effective Time to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign Law) in taxable income for any Tax period beginning on or after the Effective Time, or (ii) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign tax Law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Effective Time.

4.7. No Material Adverse Effect.

First Priority has not suffered any Material Adverse Effect since December 31, 2016, and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on First Priority.

4.8. Material Contracts; Leases; Defaults.

(a) Except as set forth on First Priority Disclosure Schedule 4.8(a), neither First Priority nor any First Priority Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of First Priority or any First Priority Subsidiary, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of First Priority or any First Priority Subsidiary; (iii) any collective bargaining agreement with any labor organization relating to employees of First Priority or any First Priority Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by First Priority or any First Priority Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money in excess of $100,000 whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which First Priority or any First Priority Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) that would be applicable on or after the Closing Date to any Person; (vi) any other agreement, written or oral, that obligates First Priority or any First Priority Subsidiary for the payment of more than $50,000 annually or for the payment of more than $100,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment (other than agreements for commercially available “off-the- shelf” software), or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by First Priority or any First Priority Subsidiary (it being understood that any non-compete or similar provision shall be deemed material, but any limitation on the scope of any license granted under any such agreement shall not be deemed material).

(b) First Priority Disclosure Schedule 4.8(b) identifies each parcel of real estate owned, leased or subleased by First Priority, First Priority Bank or any First Priority Subsidiary. Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger by virtue of the terms of any such lease, is listed in First Priority Disclosure Schedule 4.8(b). Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, neither First Priority nor any First Priority Subsidiary is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(c) True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.8(a) and 4.8(b) (collectively, the “First Priority Material Contracts”) have been made available to Mid Penn on or before the date hereof, and are in full force and effect on the date hereof, and neither First Priority nor any First Priority Subsidiary (nor, to the Knowledge of First Priority, any other party to any First Priority Material Contract) has materially breached any provision of, or is in default in any respect under any term of, any First Priority Material Contract. Except as listed on First Priority Disclosure Schedule 4.8(c), no party to any First Priority Material Contract will have the right to terminate any or all of the provisions of any such First Priority Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.

(d) Except as set forth on First Priority Disclosure Schedule 4.8(d), since December 31, 2016, through and including the date of this Agreement, neither First Priority nor any First Priority Subsidiary has (i) except for normal increases for employees made in the ordinary course of business consistent with past practice or as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2016 (which amounts have been previously made available to Mid Penn), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on First Priority Disclosure Schedule 4.12, as in effect as of the date hereof), or paid any bonus other than customary bonuses in amounts consistent with past practice, (ii) granted any options or warrants to purchase shares of First Priority Common Stock, or any Right to any executive officer, director or employee, (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (iv) made any material election for federal or state income tax purposes, (v) made any material change in the credit policies or procedures of First Priority or any of the First Priority Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments except at the direction or request of any Bank Regulator, (vii) entered into any lease of real or personal property requiring annual payments in excess of $10,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of First Priority or the First Priority Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy except in accordance with any changes in GAAP, or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.

(e) As of the date of this Agreement, except as set forth on First Priority Disclosure Schedule 4.8(e), none of the deposits of First Priority is a “brokered deposit” as defined in 12 CFR Section 337.6(a)(2).

4.9. Ownership of Property; Insurance Coverage.

(a) First Priority and each First Priority Subsidiary has good and, as to real property and securities, marketable title to all material assets and properties owned, and as to securities held, by First Priority or any First Priority Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the First Priority Regulatory Reports and in the First Priority Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since the date of such balance sheets), subject to no material Liens, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities or any transaction by a First Priority Subsidiary acting in a fiduciary capacity, (ii) statutory Liens for amounts not yet delinquent or that are being contested in good faith, (iii) non-monetary Liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the First Priority Financial Statements (together “First Priority Permitted Liens”). Such securities are valued on the books of First Priority and each of the First Priority Subsidiaries in accordance with GAAP. First Priority and the First Priority Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by First Priority and the First Priority Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Neither First Priority nor any First Priority Subsidiary is in default in any material respect under any lease for any real or personal property to which either First Priority or any First Priority Subsidiary is a party, and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such default, except for such defaults that, either individually or in the aggregate, will not have a Material Adverse Effect on First Priority.

(b) With respect to all agreements pursuant to which First Priority or any First Priority Subsidiary has purchased securities subject to an agreement to resell, if any, First Priority or such First Priority Subsidiary, as the case may be, has a valid, perfected first Lien in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. First Priority and each of the First Priority Subsidiaries employs investment, securities risk management and other policies, practices and procedures that First Priority and each such First Priority Subsidiary believes are prudent and reasonable in the context of such businesses.

(c) First Priority and each First Priority Subsidiary currently maintains insurance considered by First Priority to be reasonable for their respective operations in accordance with industry practice. Neither First Priority nor any First Priority Subsidiary has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. Except as provided in First Priority Disclosure Schedule 4.9(c), there are presently no material claims pending under such policies of insurance and no notices have been given by First Priority or any First Priority Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and within the last three years First Priority and each First Priority Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. First Priority Disclosure Schedule 4.9(c) identifies all material policies of insurance maintained by First Priority and each First Priority Subsidiary, as well as the other matters required to be disclosed under this Section 4.9(c).

4.10. Legal Proceedings.

Neither First Priority nor any First Priority Subsidiary is a party to any, and there are no pending or, to First Priority’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any material nature (a) against First Priority or any First Priority Subsidiary, (b) to which First Priority’s or any First Priority Subsidiary’s material assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (d) that would reasonably be expected to adversely affect the ability of First Priority or First Priority Bank to perform under this Agreement in any material respect.

4.11. Compliance With Applicable Law.

(a) Each of First Priority and each First Priority Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Bank Secrecy Act, OFAC regulations, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (“CRA”), the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, the Fair Debt Collections Practices Act, the Truth in Lending Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Family and Medical Leave Act of 1993, as amended, the Genetic Information Non-Discrimination Act of 2008, and all similar federal, state or local laws and/or ordinances, including without limitation, the Pennsylvania Human Relations Act, as amended, and any other non-discrimination and fair employment practices laws of any state and/or locality in which a First Priority or any First Priority Subsidiary employee works, worked, resides, or resided, all as amended, ERISA, the Affordable Care Act, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the Worker Adjustment and Retraining Notification Act, as amended, and neither First Priority nor any First Priority Subsidiary has received any written notice to the contrary, except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Priority. The Board of Directors of First Priority Bank has adopted, and First Priority Bank has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

(b) Each of First Priority and each First Priority Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the failure to hold such permits, licenses, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Priority; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects, and no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

(c) Since January 1, 2014, neither First Priority nor any First Priority Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that First Priority or any First Priority Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to First Priority or any First Priority Subsidiary; (iii) requiring, or threatening to require, First Priority or any First Priority Subsidiary, or indicating that First Priority or any First Priority Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any Governmental Entity or Bank Regulator which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit, in any material respect the operations of First Priority or any First Priority Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) except as disclosed on First Priority Disclosure Schedule 4.11(c), directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of First Priority or any First Priority Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “First Priority Regulatory Agreement”). First Priority has not consented to or entered into any First Priority Regulatory Agreement that is currently in effect or that was in effect since January 1, 2014. The most recent regulatory rating given to First Priority Bank as to compliance with the CRA is satisfactory or better.

(d) Each of First Priority and First Priority Bank is “well capitalized” within the meaning of the regulations of the FRB and the FDIC, respectively, and neither First Priority nor First Priority Bank knows of any facts or circumstances that would reflect adversely on the financial and managerial standards to be applied by the FRB under the BHCA in determining whether to approve the Merger. Neither First Priority nor First Priority Bank knows of any reason why it would not continue to be “well capitalized” under Basel III and all supplementary requirements imposed by any Bank Regulator pursuant to Dodd-Frank.

4.12. Employee Benefit Plans.

(a) First Priority Disclosure Schedule 4.12 contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor), including, without limitation, supplemental executive retirement plans, stock purchase plans, stock option plans, restricted stock plans, stock appreciation rights plans, severance arrangements, employment agreements, consulting agreements, settlement agreements, release agreements, loan arrangements, change-in-control agreements, fringe benefit plans, bonus plans, incentive plans, director deferred agreements, director retirement agreements, deferred compensation plans and all other benefit practices, policies and arrangements (including vacation) under which any current or former employee, director or independent contractor of First Priority or any First Priority Subsidiary has any present or future right to benefits or under which First Priority or any First Priority Subsidiary has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “First Priority Benefit Plans.”

(b) With respect to each First Priority Benefit Plan, First Priority has made available to Mid Penn a current, accurate and complete copy thereof (or a written summary of the material terms of any unwritten plan) and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter issued by the IRS and any current application to the IRS for such letter, if applicable; (iii) the most recent summary plan description and any subsequent summaries of material modifications or planned modification; and (iv) annual return/reports on Form 5500 for the last three plan years with respect to each First Priority Benefit Plan which is required to file such annual return/report.

(c) (i) Each First Priority Benefit Plan that is subject to ERISA and the Code has been established and administered in all respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each First Priority Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification or, with respect to an IRS-approved prototype or volume submitter plan, a favorable opinion letter, and with respect to all plan document qualification requirements for which the applicable remedial amendment period under Section 401(b) of the Code has closed, any amendments required by such determination letter were made as and when required by such determination letter, and to the Knowledge of First Priority, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) to the knowledge of First Priority after reasonable inquiry, no event has occurred and no condition exists that is reasonably likely to subject First Priority or any First Priority Subsidiary, solely by reason of its affiliation with any past or present “ERISA Affiliate” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any Tax, fine, Lien, penalty or other liability imposed by ERISA or the Code; (iv) except as set forth in First Priority Disclosure Schedule 4.12, no First Priority Benefit Plan provides, and First Priority and the First Priority Subsidiaries have no obligation to provide, any welfare benefits to any employee or service provider (or any beneficiary thereof) after the employee’s termination of employment and/or the service provider’s termination of service other than as required by Section 4980B of the Code and/or other applicable law; (v) all contributions required to be made under the terms of any First Priority Benefit Plan have been timely made or, if not yet due, have been properly reflected in First Priority’s financial statements in accordance with GAAP; and (vi) neither First Priority nor any First Priority Subsidiary has engaged in a transaction with respect to any First Priority Benefit Plan which would subject First Priority or any First Priority Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

(d) Except as set forth in First Priority Disclosure Schedule 4.12(d), First Priority and the First Priority Subsidiaries do not maintain, and have never maintained, a defined benefit plan. None of the First Priority Benefit Plans is a “multiemployer plan” (within the meaning of ERISA Section 3(37)) and none of First Priority, the First Priority Subsidiaries or any ERISA Affiliate has any liability with respect to a multiemployer plan that remains unsatisfied.

(e) With respect to any First Priority Benefit Plan, the assets of any trust under such First Priority Benefit Plan, First Priority Benefit Plan sponsor, First Priority Benefit Plan fiduciary or First Priority Benefit Plan administrator, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of First Priority, threatened and (ii) to the Knowledge of First Priority, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims.

(f) Other than as set forth on First Priority Disclosure Schedule 4.12(f), the consummation of the transactions contemplated herein will not, separately or together with any other event, (i) entitle any employee, officer or director of First Priority or any First Priority Subsidiary to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting of, or increase the amount of, compensation due to any such employee, officer or director, or (iii) result in any “parachute payment” or “excess parachute payment” under Section 280G of the Code, whether or not such payment is considered reasonable compensation for services rendered.

(g) All First Priority Benefit Plans which provide for the deferral of compensation, within the meaning of Section 409A of the Code, have been administered in good faith compliance with Section 409A of the Code, and, except as set forth in First Priority Disclosure Schedule 4.12(g), neither First Priority nor any First Priority Subsidiary has any obligation to indemnify, hold harmless or gross-up any individual with respect to any penalty tax or interest under section 409A of Code. Except as set forth in First Priority Disclosure Schedule 4.12(g), no outstanding stock options and no shares of restricted stock are subject to Section 409A of the Code. In addition, First Priority Disclosure Schedule 4.12(g) sets forth the amounts of any deferred compensation payable to any employee or director of First Priority or any First Priority Subsidiary.

(h) First Priority has not communicated to any current or former employee thereof any intention or commitment to modify in any material respect any First Priority Benefit Plan or contract to establish or implement any other employee or retiree benefit or compensation plan or arrangement.

(i) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by First Priority or any First Priority Subsidiary with respect to any ongoing, frozen, or terminated First Priority or First Priority Subsidiary Plan.

(j) No notice of a reportable event within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has been waived, has been required to be filed for any First Priority Benefit Plan within the past twelve (12) months.

4.13. Environmental Matters.

Except as set forth in the First Priority Disclosure Schedule 4.13, with respect to First Priority and each First Priority Subsidiary:

(a) Neither (i) the conduct nor operation of the business of First Priority or any First Priority Subsidiary nor (ii) any condition of any property currently or previously owned or operated by First Priority or any First Priority Subsidiary (including, without limitation, in a fiduciary or agency capacity), results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon First Priority or any First Priority Subsidiary. No condition exists or has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to First Priority or any First Priority Subsidiary by reason of any Environmental Laws. Neither First Priority nor any First Priority Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that First Priority or any First Priority Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them (including any Other Real Estate Owned or property pledged as collateral for any loan held by First Priority or any First Priority Subsidiary) are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon First Priority or any First Priority Subsidiary;

(b) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to First Priority’s Knowledge, threatened, before any court, Governmental Entity or other forum against First Priority or any First Priority Subsidiary (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by First Priority or any First Priority Subsidiary; and

(c) There are no underground storage tanks on, in or under any properties owned or operated by First Priority or any of the First Priority Subsidiaries, and no underground storage tanks have been closed or removed from any properties owned or operated by First Priority or any of the First Priority Subsidiaries except in compliance with Environmental Laws in all material respects.

4.14. Brokers, Finders and Financial Advisors.

Neither First Priority, nor any of its respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Griffin Financial Group LLC (“Griffin”) by First Priority and the fee payable pursuant thereto.

4.15. Loan Matters.

(a) The allowance for loan losses reflected in First Priority’s audited consolidated balance sheet at December 31, 2016 was, and the allowance for loan losses shown on First Priority’s balance sheets for periods ending after December 31, 2016 was, or will be, adequate, as of the date thereof, under GAAP.

(b) First Priority Disclosure Schedule 4.15(b) sets forth a listing, as of December 31, 2017, by account, of: (i) all loans (including loan participations) of First Priority Bank or any other First Priority Subsidiary that have been accelerated during the past twelve months; (ii) all loan commitments or lines of credit of First Priority Bank or any other First Priority Subsidiary which have been terminated by First Priority Bank or any other First Priority Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) each borrower, customer or other party which has notified First Priority Bank or any other First Priority Subsidiary during the past twelve months of, or has asserted against First Priority Bank or any other First Priority Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of First Priority, each borrower, customer or other party which has given First Priority Bank or any other First Priority Subsidiary any oral notification of, or orally asserted to or against First Priority Bank or any other First Priority Subsidiary, any such claim; (iv) all loans (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (D) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (E) where a specific reserve allocation exists in connection therewith; and (v) all assets classified by First Priority Bank or any First Priority Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. Except as set forth on First Priority Disclosure Schedule 4.15(b), all loans of First Priority Bank have been classified as of December 31, 2017 in accordance with the loan policies and procedures of First Priority Bank.

(c) Except as set forth on First Priority Disclosure Schedule 4.15(c), all loans receivable (including discounts) and accrued interest entered on the books of First Priority and the First Priority Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of First Priority’s or the appropriate First Priority Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. To the Knowledge of First Priority, the loans, discounts and the accrued interest reflected on the books of First Priority and the First Priority Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by First Priority or the appropriate First Priority Subsidiary free and clear of any Liens.

(d) The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

(e) First Priority Disclosure Schedule 4.15(e) sets forth, as of the date of this Agreement, a schedule of all executive officers and directors of First Priority who have outstanding loans from First Priority or any First Priority Subsidiary, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(f) To the Knowledge of First Priority, no shares of First Priority Common Stock were purchased with the proceeds of a loan made by First Priority or any First Priority Subsidiary.

4.16. Related Party Transactions.

Except as set forth in First Priority Disclosure Schedule 4.16, neither First Priority nor any First Priority Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of First Priority or any First Priority Subsidiary. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Item 404 of SEC Regulation S-K promulgated under the Securities Act and the Exchange Act). Except as set forth in First Priority Disclosure Schedule 4.16, no loan or credit accommodation to any Affiliate of First Priority or any First Priority Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither First Priority nor any First Priority Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by First Priority is inappropriate. Except as set forth in First Priority Disclosure Schedule 4.16, no shareholder or Affiliate of First Priority owns any material property or asset used in the conduct of the business of First Priority and the First Priority Subsidiaries.

4.17. Credit Card Accounts and Merchant Processing.

(a) Credit Card Accounts. First Priority and the First Priority Subsidiaries only originate, maintain or administer credit card accounts through a third party originator.

(b) Merchant Processing. First Priority and the First Priority Subsidiaries only provide merchant credit card processing services to merchants through a third party provider.

4.18. Required Vote.

Provided that a quorum is present, in person or by proxy, the affirmative vote of at least a majority of the votes cast at the First Priority Shareholders’ Meeting by the holders of shares of First Priority Common Stock is required to approve this Agreement and the Merger under First Priority’s articles of incorporation and applicable law.

4.19. Registration Obligations.

Neither First Priority nor any First Priority Subsidiary is under any obligation, contingent or otherwise, that will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.20. Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for First Priority’s own account, or for the account of one or more of the First Priority Subsidiaries or their customers (all of which are set forth in First Priority Disclosure Schedule 4.20), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of First Priority or the applicable First Priority Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither First Priority nor any First Priority Subsidiary, nor to the Knowledge of First Priority any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

4.21. Fairness Opinion.

The board of directors of First Priority has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Griffin to the effect that, as of the date of such opinion, and based upon and subject to the factors, limitations and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to First Priority shareholders. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.22. Fiduciary Accounts.

Neither First Priority nor any First Priority Subsidiary has at any time administered accounts for which it acts as a fiduciary, including but not limited to serving as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

4.23. Intellectual Property.

First Priority and each First Priority Subsidiary owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of First Priority’s or each of the First Priority Subsidiaries’ business, and neither First Priority nor any First Priority Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. First Priority and each First Priority Subsidiary has performed all the material obligations required to be performed, and are not in default in any material respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To First Priority’s Knowledge, the conduct of the business of First Priority and each First Priority Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

4.24. Labor Matters.

There are no labor or collective bargaining agreements to which First Priority or any First Priority Subsidiary is a party. To the Knowledge of First Priority, there is no activity involving First Priority or any First Priority Subsidiary seeking to certify a collective bargaining unit involving any of their employees. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or threatened against First Priority or any First Priority Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of First Priority, threatened against First Priority or any First Priority Subsidiary (other than routine employee grievances that are not related to union employees). First Priority and each First Priority Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

4.25. First Priority Information Supplied.

None of the information supplied or to be supplied by First Priority for inclusion or incorporation by reference in the Proxy Statement-Prospectus and/or in the Registration Statement, as applicable, or in any other application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, in each case or in any amendment or supplement thereto, relating to First Priority will, at the time the Proxy Statement-Prospectus or any such supplement or amendment thereto is first mailed to the shareholders of First Priority or at the time First Priority shareholders vote on the matters at the First Priority Shareholders’ Meeting or at the time the Registration Statement or any such amendment or supplement thereto becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by First Priority in this Section 4.25 with respect to statements made or incorporated by reference therein based on information supplied by Mid Penn in writing expressly for inclusion or incorporation by reference in the Proxy Statement-Prospectus, the Registration Statement or such other applications, notifications or other documents. The Proxy Statement-Prospectus will comply as to form in all material respects with the applicable requirements of the Exchange Act. If at any time prior to the Effective Time any event should be discovered by First Priority which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement-Prospectus, or in any amendment or supplement to any such other applications, notifications or other documents, First Priority shall promptly so inform Mid Penn.

4.26. Takeover Laws.

The adoption and approval by the board of directors of First Priority of this Agreement, the Merger and the other transactions contemplated in this Agreement represent all the action necessary to render inapplicable to this Agreement, the Merger and such other transactions, the provisions of any potentially applicable “anti-takeover”, “control share”, “fair price”, “moratorium”, “interested shareholder” or similar anti-takeover statutes or regulations applicable to First Priority in connection with the execution, delivery or performance of this Agreement.

4.27. Reorganization.

First Priority has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.28. SEC Reports.

First Priority has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since December 31, 2016 (the “First Priority SEC Reports”). As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the First Priority SEC Reports complied as to form in all material respects with the applicable requirements of the Exchange Act, and the Securities Act to the extent applicable, and the rules and regulations of the SEC thereunder, applicable to such First Priority SEC Reports. None of the First Priority SEC Reports, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the First Priority Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC. As of the date of this Agreement, no executive officer of First Priority has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

4.29. Quality of Representations.

The representations made by First Priority in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

4.30. No Other Representations or Warranties

(a) Except for the representations and warranties made by First Priority in this Article IV, neither First Priority nor any other Person makes any express or implied representation or warranty with respect to First Priority, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or with respect to any oral or written information presented to Mid Penn or any of its affiliates or representatives in the course of their due diligence investigation of First Priority, the negotiation of this Agreement or otherwise in the course of the transaction contemplated hereby, and First Priority hereby disclaims any such other representations or warranties.

(b) Notwithstanding anything contained in this Agreement to the contrary, First Priority acknowledges and agrees that neither Mid Penn nor any other Person has made or is making any representations or warranties relating to Mid Penn whatsoever, express or implied, beyond those expressly given by Mid Penn in Article V hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Mid Penn furnished or made available to First Priority or any of its representatives.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF MID PENN

Mid Penn represents and warrants to First Priority that the statements contained in this Article V are correct and complete as of the date of this Agreement, except (i) as set forth in the Mid Penn Disclosure Schedules delivered by Mid Penn to First Priority on the date hereof, or (ii) disclosed in any report, schedule, form or other document filed with the SEC by Mid Penn prior to the date hereof and on or after the date on which Mid Penn filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature). Mid Penn has made a good faith effort to ensure that the disclosure on each schedule of the Mid Penn Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the Mid Penn Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant. References to the Knowledge of Mid Penn shall include the Knowledge of Mid Penn Bank.

5.1. Organization.

(a) Mid Penn is a corporation duly organized, validly subsisting and in good standing under the laws of the Commonwealth of Pennsylvania, and is duly registered as a bank holding company under the BHCA. Mid Penn has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification.

(b) Mid Penn Bank is a Pennsylvania-chartered banking institution duly organized and validly subsisting under the laws of the Commonwealth of Pennsylvania. Mid Penn Bank has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification. The deposits of Mid Penn Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Mid Penn Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(c) Mid Penn Disclosure Schedule 5.1(c) sets forth each Mid Penn Subsidiary, the state of organization of each Mid Penn Subsidiary and the percentage of the outstanding equity securities, membership or other interests of such Mid Penn Subsidiary owned by Mid Penn or Mid Penn Bank. Each Mid Penn Subsidiary is a corporation, limited liability company or other entity duly organized, validly subsisting and in good standing under the laws of its jurisdiction of incorporation or organization. Each Mid Penn Subsidiary has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification.

(d) The respective minute books of Mid Penn and each Mid Penn Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including all committees thereof).

(e) Prior to the date of this Agreement, Mid Penn has made available to First Priority true and correct copies of the articles of incorporation and bylaws of Mid Penn and similar governing documents of Mid Penn Bank and each other Mid Penn Subsidiary, each as in effect on the date hereof.

5.2. Capitalization.

(a) The authorized capital stock of Mid Penn consists of (a) 10,000,000 shares of Mid Penn Common Stock, of which, as of the date of this Agreement, 6,121,042 shares were issued and outstanding and (b) 10,000,000 shares of preferred stock, having a par value of $1.00 per share, none of which were issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Mid Penn Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, except as set forth on Mid Penn Disclosure Schedule 5.2(a), there were no shares of Mid Penn Common Stock reserved for issuance upon exercise of options granted as employment inducement awards and under Mid Penn’s equity compensation plans (the “Mid Penn Stock Plans”). As of the date of this Agreement, except pursuant to this Agreement and the Mid Penn Stock Plans, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Mid Penn, or otherwise obligating Mid Penn to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. As of the date of this Agreement, except as set forth on Mid Penn Disclosure Schedule 5.2(a), there is no Voting Debt of Mid Penn, nor any trust preferred or subordinated debt securities of Mid Penn are issued or outstanding. The shares of Mid Penn Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights. Except for the Mid Penn Affiliate Letters, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with regard to the voting or transfer of the Mid Penn Common Stock or other equity interests of Mid Penn. Mid Penn has, or as of the Effective Time will have, sufficient authorized and unissued shares of Mid Penn Common Stock to issue the Merger Consideration at the Effective Time. As of the date of this Agreement, there are no outstanding options or other rights to purchase, or securities convertible or exchangeable into, Mid Penn Common Stock or Mid Penn Preferred Stock.

(b) Mid Penn owns all of the capital stock of Mid Penn Bank free and clear of any Lien. Except for the Mid Penn Subsidiaries, Mid Penn does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of Mid Penn Subsidiaries, equity interests held by Mid Penn Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of Mid Penn Subsidiaries, including stock in the FHLB. Either Mid Penn or Mid Penn Bank owns all of the outstanding shares of capital stock or equity interests of each Mid Penn Subsidiary free and clear of all Liens.

(c) To Mid Penn’s Knowledge, except as set forth on Mid Penn Disclosure Schedule 5.2(c) or as disclosed in the Mid Penn SEC Reports, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Mid Penn Common Stock.

5.3. Authority; No Violation.

(a) Mid Penn has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals and the approval of this Agreement by Mid Penn’s shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Mid Penn and the consummation by Mid Penn of the transactions contemplated hereby, including the Merger have been duly and validly approved by the Board of Directors of Mid Penn, and no other corporate proceedings on the part of Mid Penn, except for the approval of Mid Penn’s shareholders, are necessary to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by Mid Penn and, subject to the receipt of the Regulatory Approvals and approval by the required vote of Mid Penn’s shareholders and due and valid execution and delivery of this Agreement by First Priority, constitutes the valid and binding obligation of Mid Penn, enforceable against Mid Penn in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity. Subject to receipt of the Regulatory Approvals, the Bank Plan of Merger, upon its execution and delivery by Mid Penn Bank concurrently with, or as soon as practicable after, the execution and delivery of this Agreement, will constitute the valid and binding obligation of Mid Penn Bank, enforceable against Mid Penn Bank, subject to due and valid execution and delivery of the Bank Plan of Merger by First Priority Bank, in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

(b) Subject to receipt of Regulatory Approvals, approval by the required vote of Mid Penn’s shareholders and First Priority’s and Mid Penn’s compliance with any conditions contained herein, (i) the execution and delivery of this Agreement by Mid Penn, (ii) the consummation of the transactions contemplated hereby, and (iii) compliance by Mid Penn with any of the terms or provisions hereof will not (A) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Mid Penn or any similar governing documents of any of Mid Penn’s Subsidiaries, including Mid Penn Bank, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Mid Penn or any Mid Penn Subsidiary or any of their respective properties or assets, or (C) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of Mid Penn or any Mid Penn Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (B) and (C), for any violations, conflicts, breaches, defaults or other occurrences which would not, individually or in the aggregate, constitute a Material Adverse Effect.

5.4. Consents.

Except for the Regulatory Approvals, approval of the shareholders of Mid Penn, and consents, approvals, filings and registrations from or with the SEC and state “blue sky” authorities, and compliance with any conditions contained therein, no consents or approvals or waivers of, or filings or registrations with, any Governmental Entity are or will be necessary, and no consents or approvals of any third parties are or will be necessary, in connection with (a) the execution and delivery of this Agreement by Mid Penn or the Bank Plan of Merger by Mid Penn Bank and (b) the completion by Mid Penn of the transactions contemplated hereby. Mid Penn (x) has no reason to believe that the consents and approvals set forth above will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact the ability of Mid Penn or Mid Penn Bank to complete the transactions contemplated by this Agreement and (y) knows of no reason why all Regulatory Approvals or any other approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

5.5. Financial Statements; Undisclosed Liabilities.

(a) Mid Penn has previously made available, or will make available, to First Priority the Mid Penn Regulatory Reports. The Mid Penn Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, throughout the periods covered by such statements, and fairly present or will fairly present in all material respects the financial position, results of operations and changes in shareholders’ equity of Mid Penn as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, applied on a consistent basis.

(b) Mid Penn has previously made available or will make available to First Priority the Mid Penn Financial Statements. The Mid Penn Financial Statements have been or will be prepared in accordance with GAAP, and (including the related notes where applicable) fairly present, or will fairly present, in each case in all material respects the consolidated financial position, results of operations and cash flows of Mid Penn and the Mid Penn Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof (subject in the case of the unaudited interim statements to normal year-end adjustments), in accordance with GAAP during the periods involved, except as indicated in the notes thereto and except in the case of any unaudited statements to normal recurring audit adjustments.

(c) At the date of each balance sheet included in the Mid Penn Financial Statements, neither Mid Penn nor Mid Penn Bank has had or will have any material liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Mid Penn Financial Statements or Mid Penn Regulatory Reports or in the footnotes thereto that are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and except in the case of any unaudited statements to normal, recurring audit adjustments and, in the case of Mid Penn Regulatory Reports, the absence of footnotes.

(d) The records, systems, controls, data and information of Mid Penn and the Mid Penn Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Mid Penn or any Mid Penn Subsidiary (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.5(d). Mid Penn (i) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (ii) has implemented and maintains disclosure controls and procedures to ensure that material information relating to Mid Penn, including its consolidated Mid Penn Subsidiaries, is made known to the chief executive officer and the chief financial officer of Mid Penn by others within those entities, and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to Mid Penn’s outside auditors and the audit committee of Mid Penn’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Mid Penn’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Mid Penn’s internal controls over financial reporting. These disclosures (if any) were made in writing by management to Mid Penn’s auditors and audit committee and a copy has previously been made available to First Priority.

(e) Since December 31, 2015, (i) neither Mid Penn nor any of the Mid Penn Subsidiaries nor, to the Knowledge of Mid Penn, any director, officer, employee, auditor, accountant or representative of Mid Penn or any Mid Penn Subsidiary has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Mid Penn or any Mid Penn Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Mid Penn or any Mid Penn Subsidiary has engaged in illegal accounting or auditing practices, and (ii) no attorney representing Mid Penn or any Mid Penn Subsidiary, whether or not employed by Mid Penn or any Mid Penn Subsidiary, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Mid Penn or any of its officers, directors, employees or agents to the Board of Directors of Mid Penn or any committee thereof or to any director or officer of Mid Penn.

5.6. Taxes.

(a) Mid Penn and the Mid Penn Subsidiaries are members of the same affiliated group within the meaning of Section 1504(a) of the Code. Mid Penn has duly filed, and will file, all material federal, state and local Tax returns required to be filed by, or with respect to, Mid Penn and every Mid Penn Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns being accurate and correct in all material respects). Mid Penn. has paid, or made provision and properly accounted for, all Taxes shown to be due on such Tax returns, other than Taxes or other charges that (a) are not delinquent, (b) are being contested in good faith, or (c) have not yet been fully determined. As of the date of this Agreement, Mid Penn has received no written notice of, and to Mid Penn’s Knowledge there is no, audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of Mid Penn or any Mid Penn Subsidiary, and no written claim has been made by any Governmental Entity in a jurisdiction where Mid Penn or any Mid Penn Subsidiary does not file Tax returns that Mid Penn or any Mid Penn Subsidiary is subject to taxation in that jurisdiction. Mid Penn and the Mid Penn Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material Tax due that is currently in effect. Mid Penn and each Mid Penn Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Mid Penn and each Mid Penn Subsidiary, to Mid Penn’s Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Neither Mid Penn nor any Mid Penn Subsidiary is a party to any Tax Agreement with any Person other than Tax Agreements involving Mid Penn and/or any Mid Penn Subsidiary.

(b) Except as set forth on Mid Penn Disclosure Schedule 5.6(b), Mid Penn will not be required, as a result of (i) a change in accounting method for a Tax period beginning on or before the Effective Time to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign Law) in taxable income for any Tax period beginning on or after the Effective Time, or (ii) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign tax Law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Effective Time.

5.7. No Material Adverse Effect.

Mid Penn has not suffered any Material Adverse Effect since December 31, 2016, and no event has occurred or circumstance arisen since that date that, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Mid Penn.

5.8. No Default under Material Contracts.

Neither Mid Penn nor any Mid Penn Subsidiary is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

5.9. Ownership of Property; Insurance Coverage.

(a) Mid Penn and each Mid Penn Subsidiary has good and, as to real property and securities, marketable title to all material assets and properties owned, and as to securities held, by Mid Penn or any Mid Penn Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Mid Penn Regulatory Reports and in the Mid Penn Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since the date of such balance sheets), subject to no material Liens, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a Mid Penn Subsidiary acting in a fiduciary capacity, (ii) statutory Liens for amounts not yet delinquent or that are being contested in good faith, (iii) non-monetary Liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the Mid Penn Financial Statements. Such securities are valued on the books of Mid Penn and each of the Mid Penn Subsidiaries in accordance with GAAP. Mid Penn and the Mid Penn Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Mid Penn and Mid Penn Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Neither Mid Penn nor any Mid Penn Subsidiary is in default in any material respect under any lease for any real or personal property to which either Mid Penn or any Mid Penn Subsidiary is a party, and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such default, except for such defaults that, either individually or in the aggregate, will not have a Material Adverse Effect on Mid Penn.

(b) With respect to all agreements pursuant to which Mid Penn or any Mid Penn Subsidiary has purchased securities subject to an agreement to resell, if any, Mid Penn or such Mid Penn Subsidiary, as the case may be, has a valid, perfected first Lien in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. Mid Penn and each of the Mid Penn Subsidiaries employs investment, securities risk management and other policies, practices and procedures that Mid Penn and each such Mid Penn Subsidiary believes are prudent and reasonable in the context of such businesses.

(c) Mid Penn and each Mid Penn Subsidiary currently maintain insurance considered by Mid Penn to be reasonable for their respective operations in accordance with industry practice. There are presently no material claims pending under such policies of insurance and no notices have been given by Mid Penn or any Mid Penn Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and within the last three years Mid Penn and each Mid Penn Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

5.10. Legal Proceedings.

Except as set forth in Mid Penn Disclosure Schedule 5.10, neither Mid Penn nor any Mid Penn Subsidiary is a party to any, and there are no pending or, to the Knowledge of Mid Penn, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any material nature (a) against Mid Penn or any Mid Penn Subsidiary, (b) to which Mid Penn or any Mid Penn Subsidiary’s material assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (d) that would reasonably be expected to adversely affect the ability of Mid Penn or Mid Penn Bank to perform under this Agreement in any material respect.

5.11. Compliance With Applicable Law.

(a) Each of Mid Penn and each Mid Penn Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Bank Secrecy Act, OFAC regulations, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, the Fair Debt Collections Practices Act, the Truth in Lending Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Family and Medical Leave Act of 1993, as amended, the Genetic Information Non-Discrimination Act of 2008, and all similar federal, state or local laws and/or ordinances, including without limitation, the Pennsylvania Human Relations Act, as amended, and any other non-discrimination and fair employment practices laws of any state and/or locality in which a Mid Penn or Mid Penn Subsidiary employee works, worked, resides, or resided, all as amended, ERISA, the Affordable Care Act, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the Worker Adjustment and Retraining Notification Act, as amended, and neither Mid Penn nor any Mid Penn Subsidiary has received any written notice to the contrary except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Mid Penn. The Board of Directors of Mid Penn Bank has adopted and Mid Penn Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

(b) Each of Mid Penn and each Mid Penn Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licenses, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Mid Penn; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects, and no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

(c) Since January 1, 2014, neither Mid Penn nor any Mid Penn Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that Mid Penn or any Mid Penn Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization that is material to Mid Penn or any Mid Penn Subsidiary; (iii) requiring or threatening to require Mid Penn or any Mid Penn Subsidiary, or indicating that Mid Penn or any Mid Penn Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any Governmental Entity or Bank Regulator that is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Mid Penn or any Mid Penn Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Mid Penn or any Mid Penn Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Mid Penn Regulatory Agreement”). Neither Mid Penn nor any Mid Penn Subsidiary has consented to or entered into any Mid Penn Regulatory Agreement that is currently in effect or that was in effect since January 1, 2014. The most recent regulatory rating given to Mid Penn Bank as to compliance with the CRA is satisfactory or better.

(d) Each of Mid Penn and Mid Penn Bank are “well capitalized” within the meaning of the regulations of the FRB and the FDIC, respectively, and neither Mid Penn nor Mid Penn Bank knows of any facts or circumstances that would reflect adversely on the financial and managerial standards to be applied by the FRB under the BHCA in determining whether to approve the Merger. Neither Mid Penn nor Mid Penn Bank knows of any reason why it would not continue to be “well capitalized” under Basel III and all supplementary requirements imposed by any Bank Regulator pursuant to Dodd-Frank.

5.12. Employee Benefit Plans.

(a) Except as would not, individually or in the aggregate, have a Material Adverse Effect, each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor, such plans, agreements, programs, policies and arrangements collectively referred to as “Mid Penn Benefit Plans”), each Mid Penn Benefit Plan that is subject to the requirements of ERISA and the Code has been established and administered in all respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Mid Penn Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification, and with respect to all plan document qualification requirements for which the applicable remedial amendment period under Section 401(b) of the Code has closed, any amendments required by such determination letter were made as and when required by such determination letter, and, to the Knowledge of Mid Penn, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) to the Knowledge of Mid Penn, no event has occurred and no condition exists that is reasonably likely to subject Mid Penn or any Mid Penn Subsidiary, solely by reason of its affiliation with any past or present “ERISA Affiliate”, to any Tax, fine, Lien, penalty or other liability imposed by ERISA or the Code; and (iv) all contributions required to be made under the terms of any Mid Penn Benefit Plan have been timely made or, if not yet due, have been properly reflected in Mid Penn financial statements in accordance with GAAP.

(b) Mid Penn and the Mid Penn Subsidiaries currently maintain a defined benefit pension plan within the meaning of ERISA Section 3(2). None of the Mid Penn Benefit Plans is a “multiemployer plan” (within the meaning of ERISA Section 3(37)) and none of Mid Penn, the Mid Penn Subsidiaries, or any ERISA Affiliate has any liability with respect to a multiemployer plan that remains unsatisfied.

(c) No Mid Penn Benefit Plan that is subject to Section 436 of the Code has an adjusted funding target attainment percentage (as such term is defined in Section 436 of the Code) that is less than, or presumed to be less than, eighty percent (80%). No Mid Penn Benefit Plan that is subject to Section 430 of the Code is considered at-risk (as such term is defined in Section 430 of the Code). No accumulated funding deficiency (as such term is defined in Section 412 of the Code) has been incurred with respect to any Mid Penn Benefit Plan subject to Section 412 of the Code, whether or not waived.

(d) With respect to any Mid Penn Benefit Plan, the assets of any trust under such Mid Penn Benefit Plan, Mid Penn Benefit Plan sponsor, Mid Penn Benefit Plan fiduciary or Mid Penn Benefit Plan administrator, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Mid Penn, threatened and (ii) to the Knowledge of Mid Penn, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims.

(e) Except as would not, individually or in the aggregate, have a Material Adverse Effect, all Mid Penn Benefit Plans which provide for the deferral of compensation, within the meaning of Section 409A of the Code, have been administered in good faith compliance with Section 409A of the Code. No outstanding stock options and no shares of restricted stock are subject to Section 409A of the Code.

(f) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Mid Penn or any Mid Penn Subsidiary with respect to any ongoing, frozen, or terminated Mid Penn Benefit Plan.

(g) No notice of a reportable event within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has been waived, has been required to be filed for any Mid Penn Benefit Plan within the past twelve (12) months.

5.13. Environmental Matters.

(a) To the knowledge of Mid Penn, neither (i) the conduct nor operation of the business of Mid Penn or any Mid Penn Subsidiary nor (ii) any condition of any property currently or previously owned or operated by Mid Penn or any Mid Penn Subsidiary (including, without limitation, in a fiduciary or agency capacity), results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Mid Penn or any Mid Penn Subsidiary. No condition exists or has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Mid Penn or any Mid Penn Subsidiary by reason of any Environmental Laws. Neither Mid Penn nor any Mid Penn Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that Mid Penn or any Mid Penn Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them (including any Other Real Estate Owned or property pledged as collateral for any loan held by Mid Penn or any Mid Penn Subsidiary) are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Mid Penn or any Mid Penn Subsidiary; and

(b) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Mid Penn’s Knowledge, threatened, before any court, Governmental Entity or other forum against Mid Penn or any Mid Penn Subsidiary (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by Mid Penn or any Mid Penn Subsidiary.

5.14. Brokers, Finders and Financial Advisors.

Neither Mid Penn nor any Mid Penn Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Sandler O’Neill + Partners, L.P. (“Sandler”) and the fee payable pursuant thereto.

5.15. Loan Matters.

The allowance for loan losses reflected in Mid Penn’s audited consolidated balance sheet at December 31, 2016 was, and the allowance for loan losses shown on Mid Penn’s balance sheets for periods ending after December 31, 2016 was, or will be, adequate, as of the date thereof, under GAAP.

5.16. No First Priority Capital Stock.

Neither Mid Penn nor any Mid Penn Subsidiary beneficially owns, directly or indirectly, any shares of First Priority Common Stock, or any options, warrants or other rights to acquire any First Priority Common Stock, except pursuant to the Merger as contemplated in this Agreement.

5.17. SEC Reports.

Mid Penn has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since December 31, 2016 (the “Mid Penn SEC Reports”). As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Mid Penn SEC Reports complied as to form in all material respects with the applicable requirements of the Exchange Act, and the Securities Act to the extent applicable, and the rules and regulations of the SEC thereunder, applicable to such Mid Penn SEC Reports. None of the Mid Penn SEC Reports, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Mid Penn Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC. As of the date of this Agreement, no executive officer of Mid Penn has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

5.18. Required Vote.

Assuming that a quorum is present, in person or by proxy, the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Mid Penn Common Stock at the Mid Penn Shareholders’ Meeting by the holders of shares of Mid Penn Common Stock is required to approve this Agreement and the Merger under Mid Penn’s articles of incorporation and the PBCL. This Agreement and the Merger have been approved by at least eighty percent (80%) of all of the members of the Mid Penn Board of Directors.

5.19. Registration Obligations.

Except for the shares of Mid Penn Common Stock to be issued under Article III of this Agreement, neither Mid Penn nor any Mid Penn Subsidiary is under any obligation, contingent or otherwise, that will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

5.20. Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Mid Penn’s own account, or for the account of one or more of the Mid Penn Subsidiaries or their customers (all of which are set forth in Mid Penn Disclosure Schedule 5.20), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Mid Penn or any Mid Penn Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Mid Penn nor any Mid Penn Subsidiary, nor to the Knowledge of Mid Penn any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

5.21. Fairness Opinion.

The board of directors of Mid Penn has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Sandler to the effect that, as of the date of such opinion, and based upon and subject to the factors, limitations and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to Mid Penn. Such opinion has not been amended or rescinded as of the date of this Agreement.

5.22. Fiduciary Accounts.

Mid Penn Bank and each Mid Penn Subsidiary has properly administered all accounts for which it acts as a fiduciary in all material respects, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulators. Neither Mid Penn Bank nor any other Mid Penn Subsidiary, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

5.23. Mid Penn Information Supplied.

The information relating to Mid Penn and any Mid Penn Subsidiary to be contained in the Proxy Statement - Prospectus and/or Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith (other than the information provided by First Priority specifically for inclusion), will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.24. Reorganization.

Mid Penn has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.25. No Financing.

Mid Penn has, or will have available to it prior to the Closing, all funds necessary to satisfy all of its obligations hereunder.

5.26. Intellectual Property.

Mid Penn and each Mid Penn Subsidiary owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of Mid Penn’s or each of the Mid Penn Subsidiaries’ business, and neither Mid Penn nor any Mid Penn Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. Mid Penn and each Mid Penn Subsidiary has performed all the material obligations required to be performed, and are not in default in any material respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To Mid Penn’s Knowledge, the conduct of the business of Mid Penn and each Mid Penn Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

5.27. Labor Matters.

There are no labor or collective bargaining agreements to which Mid Penn or any Mid Penn Subsidiary is a party. To the Knowledge of Mid Penn, there is no activity involving Mid Penn or any Mid Penn Subsidiary seeking to certify a collective bargaining unit involving any of their employees. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or threatened against Mid Penn or any Mid Penn Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Mid Penn, threatened against Mid Penn or any Mid Penn Subsidiary (other than routine employee grievances that are not related to union employees). Mid Penn and each Mid Penn Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

5.28. Takeover Laws.

The adoption and approval by the board of directors of Mid Penn of this Agreement, the Merger and the other transactions contemplated in this Agreement represent all the action necessary to render inapplicable to this Agreement, the Merger and such other transactions, the provisions of any potentially applicable “anti-takeover”, “control share”, “fair price”, “moratorium”, “interested shareholder” or similar anti-takeover statutes or regulations applicable to Mid Penn in connection with the execution, delivery or performance of this Agreement.

5.29. Quality of Representations.

The representations made by Mid Penn in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

5.30. No Other Representations or Warranties

(a) Except for the representations and warranties made by Mid Penn in this Article V, neither Mid Penn nor any other Person makes any express or implied representation or warranty with respect to Mid Penn, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or with respect to any oral or written information presented to First Priority or any of its affiliates or representatives in the course of their due diligence investigation of Mid Penn, the negotiation of this Agreement or otherwise in the course of the transaction contemplated hereby, and Mid Penn hereby disclaims any such other representations or warranties.

(b) Notwithstanding anything contained in this Agreement to the contrary, Mid Penn acknowledges and agrees that neither First Priority nor any other person has made or is making any representations or warranties relating to First Priority whatsoever, express or implied, beyond those expressly given by First Priority in Article IV hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding First Priority furnished or made available to Mid Penn or any of its representatives.

ARTICLE VI

COVENANTS OF FIRST PRIORITY

6.1. Conduct of Business.

(a) Affirmative Covenants. From the date of this Agreement to the Effective Time, except with the written consent of Mid Penn, which consent shall not be unreasonably withheld, conditioned or delayed, First Priority will, and will cause each First Priority Subsidiary to, (i) operate its business only in the usual, regular and ordinary course of business, (ii) use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and (iii) voluntarily take no action that would, or would be reasonably likely to, materially adversely affect the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or materially adversely affect its ability to perform its covenants and agreements under this Agreement.

(b) Negative Covenants. First Priority agrees that from the date of this Agreement to the Effective Time, except as (i) otherwise specifically permitted or required by this Agreement, (ii) set forth in First Priority Disclosure Schedule 6.1(b), (iii) consented to by Mid Penn in writing in advance, and, except with respect to paragraphs (1), (2), (7), (8) and (13) of this Section 6.1(b), which consent shall not be unreasonably withheld, conditioned or delayed, or (iv) required by any Bank Regulator, First Priority will not, and it will cause each of the First Priority Subsidiaries not to:

(1) change or waive any provision of its articles of incorporation, charter or bylaws, except as required by law, or appoint any new directors to its board of directors, except to fill any vacancy in accordance with its bylaws;

(2) except for the issuance of shares of First Priority Common Stock upon the exercise of stock options outstanding prior to the date of this Agreement and listed on First Priority Disclosure Schedule 6.1(b)(2), change the number of authorized or issued shares of its capital stock, issue any shares of First Priority capital stock, including any shares that are held as Treasury Stock as of the date of this Agreement, or issue or grant any right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under any option or benefit plan, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock;

(3) enter into, amend in any material respect or terminate any First Priority Material Contract (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business or as required by law;

(4) make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(5) except as set forth in First Priority Disclosure Schedule 6.1(b)(5), grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof or as agreed to by the parties and set forth on First Priority Disclosure Schedule 4.8(a), First Priority Disclosure Schedule 4.8(d), and/or First Priority Disclosure Schedule 4.12, (ii) pay increases in the ordinary course of business consistent with past practice to employees, and (iii) as required by statute, regulations or regulatory guidance. First Priority shall not hire or promote any employee to a rank having a title of senior vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $150,000 except as set forth in First Priority Disclosure Schedule 6.1(b)(5), provided that, in any event, First Priority shall not enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement in connection with any such hiring or promotion, and provided, further, that First Priority may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

(6) except as otherwise expressly permitted under this Agreement or as set forth on First Priority Disclosure Schedule 6.1(b)(6), enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(7) merge or consolidate First Priority or any First Priority Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of First Priority or any First Priority Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between First Priority, or any First Priority Subsidiary and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; or voluntarily revoke or surrender by any First Priority Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(8) sell or otherwise dispose of the capital stock of First Priority or any First Priority Subsidiary or sell or otherwise dispose of any asset of First Priority or of any First Priority Subsidiary other than in the ordinary course of business consistent with past practice, except for transactions with the FHLB; subject any asset of First Priority or any First Priority Subsidiary to a Lien (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers), unless such Lien is subject to a stay or appeal proceeding, other than in the ordinary course of business consistent with past practice; or incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(9) voluntarily take any action that would result in any of the representations and warranties of First Priority or First Priority Bank set forth in this Agreement becoming untrue in any material respect as of any date after the date hereof or any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law or any Bank Regulator;

(10) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) any Bank Regulator responsible for regulating First Priority or First Priority Bank, or First Priority’s independent accounting firm;

(11) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness with an annual value of $1,000,000 or greater to which First Priority or any First Priority Subsidiary is a party;

(12) purchase any securities, including equity or debt securities, except in accordance with past practice pursuant to its investment securities portfolio policies approved by the First Priority Board of Directors and in effect on the date hereof; provided that any such individual purchase shall not exceed $1,000,000;

(13) except for the issuance of shares of First Priority Common Stock upon the exercise of stock options outstanding prior to the date of this Agreement and listed on First Priority Disclosure Schedule 6.1(b)(2), issue or sell any equity or debt securities of First Priority or any First Priority Subsidiary;

(14) make or acquire any loan or other credit facility commitment (including, without limitation, lines of credit and letters of credit) or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any loan other credit facility commitment, or amend or modify in any material respect any loan other credit facility commitment (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by First Priority), except (i) in accordance with past practice pursuant to policies approved by the First Priority Board of Directors and in effect on the date hereof, and (ii) with respect to each such loan or other commitment for any new borrower, the aggregate borrowings from First Priority of such relationship does not exceed $1,000,000 and for any existing borrower such aggregate amount of the increase does not exceed $3,000,000;

(15) enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(16) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(17) except for the execution of this Agreement, and actions taken or that will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement other than the payment of wages and bonuses in the ordinary course of business;

(18) enter into any new line of business;

(19) make any material change in policies in existence on the date of this Agreement with regard to (i) underwriting, the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon, (ii) investments, (iii) asset/liability management, (iv) deposit pricing or gathering, or (v) other material banking policies except as may be required by changes in applicable law or regulations or by a Bank Regulator;

(20) except for the execution of this Agreement, and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any First Priority Benefit Plan;

(21) except as set forth in First Priority Disclosure Schedule 6.1(b)(21), make any capital expenditures in excess of $25,000 individually or $100,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(22) except as set forth in First Priority Disclosure Schedule 6.1(b)(22), purchase or otherwise acquire any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(23) except as set forth in First Priority Disclosure Schedule 6.1(b)(23) or as set forth in Section 6.1(b)(12), undertake, renew, extend or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business involving (i) a payment by First Priority or First Priority Bank of more than $25,000 annually, (ii) containing any financial commitment extending beyond 24 months from the date hereof, or (iii) any Affiliate of First Priority or First Priority Bank; provided that the aggregate payments under clauses (i) and (ii) shall not exceed $50,000;

(24) except as set forth on First Priority Disclosure Schedule 6.1(b)(24), pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $60,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings, provided that First Priority may not charge-off through settlement, compromise or discharge more than $50,000 of the outstanding principal balance of any loan that is 90 or more days contractually past due without first discussing the decision with Mid Penn;

(25) foreclose upon or take a deed or title to any commercial real estate (which, for clarification, shall not include any real property used for residential purposes which secures a commercial loan) without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern;

(26) purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(27) issue any broadly distributed communication to employees (including general communications relating to benefits and compensation) relating to post-Closing employment, benefit or compensation information without the prior consent of Mid Penn (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers regarding the Merger without the prior approval of Mid Penn (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby; or

(28) agree to do any of the foregoing.

6.2. Financial and Other Statements.

(a) Promptly upon receipt thereof, First Priority will furnish to Mid Penn copies of each annual, interim or special audit of the books of First Priority and the First Priority Subsidiaries made by its independent auditors and copies of all internal control reports submitted to First Priority by such auditors in connection with each annual, interim or special audit of the books of First Priority and the First Priority Subsidiaries made by such auditors.

(b) First Priority will furnish to Mid Penn copies of all documents, statements and reports as it or any First Priority Subsidiary shall send to its shareholders, any Bank Regulator or any Governmental Entity, except as legally prohibited thereby. Promptly after approval thereof by its board of directors, but in no event later than thirty (30) days after the end of each month, First Priority will deliver to Mid Penn a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

(c) First Priority will advise Mid Penn promptly of the receipt of any written examination report of any Bank Regulator with respect to the condition or activities of First Priority or any of the First Priority Subsidiaries.

(d) With reasonable promptness, First Priority will furnish to Mid Penn such additional financial data that First Priority possesses and as Mid Penn may reasonably request, including without limitation, detailed monthly financial statements, loan reports and First Priority Regulatory Reports.

6.3. Maintenance of Insurance.

First Priority shall maintain, and cause each First Priority Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business, consistent with past practice.

6.4. Disclosure Supplements.

From time to time prior to the Effective Time, First Priority will promptly supplement or amend the First Priority Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such First Priority Disclosure Schedule or that is necessary to correct any information in such First Priority Disclosure Schedule that has been rendered materially inaccurate thereby. No supplement or amendment to such First Priority Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.5. Consents and Approvals of Third Parties.

First Priority shall use commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

6.6. Commercially Reasonable Efforts.

Subject to the terms and conditions herein provided, First Priority agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement; provided, however, such efforts do not significantly decrease the benefits of the transaction to First Priority.

6.7. Failure to Fulfill Conditions.

In the event that First Priority determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Mid Penn.

6.8. No Other Bids and Related Matters.

(a) So long as this Agreement remains in effect, except as otherwise expressly permitted in this Agreement, First Priority shall not, and shall not authorize, permit or cause any First Priority Subsidiary or their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, Affiliates and other agents (collectively, the “First Priority Representatives”) to, directly or indirectly, (i) initiate, solicit, induce or encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes or could reasonably be expected to lead to a First Priority Acquisition Proposal; (ii) respond to any inquiry relating to a First Priority Acquisition Proposal or a First Priority Acquisition Transaction; (iii) recommend or endorse a First Priority Acquisition Transaction; (iv) participate in any discussions or negotiations regarding any First Priority Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Mid Penn) any information or data with respect to First Priority or any First Priority Subsidiary or otherwise relating to a First Priority

Acquisition Proposal; (v) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which First Priority is a party; or (vi) enter into any agreement, agreement in principle or letter of intent with respect to any First Priority Acquisition Proposal or approve or resolve to approve any First Priority Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to a First Priority Acquisition Proposal. Any violation of the foregoing restrictions by First Priority or any First Priority Representative, whether or not such First Priority Representative is so authorized and whether or not such First Priority Representative is purporting to act on behalf of First Priority or otherwise, shall be deemed to be a breach of this Agreement by First Priority. First Priority and each First Priority Subsidiary shall, and shall cause each of the First Priority Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential First Priority Acquisition Proposal. First Priority shall notify Mid Penn immediately if any such discussions or negotiations are sought to be initiated with First Priority by any Person other than Mid Penn or if any such requests for information, inquiries, proposals or communications are received from any Person other than Mid Penn.

For purposes of this Agreement, “First Priority Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Mid Penn), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, a First Priority Acquisition Transaction. For purposes of this Agreement, “First Priority Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving First Priority or any First Priority Subsidiary; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of First Priority or any First Priority Subsidiary representing, in the aggregate, fifteen percent (15%) or more of the assets of First Priority and each First Priority Subsidiary on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing ten percent (10%) or more of the votes attached to the outstanding securities of First Priority or any First Priority Subsidiary; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning ten percent (10%) or more of any class of equity securities of First Priority or any First Priority Subsidiary; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b) Notwithstanding Section 6.8(a), First Priority may take any of the actions described in clause (ii) or (iv) of Section 6.8(a) if, but only if, (i) First Priority has received a bona fide unsolicited written First Priority Acquisition Proposal that did not result from a breach of this Section 6.8; (ii) the First Priority Board of Directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such First Priority Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below); (iii) First Priority has provided Mid Penn with at least one

Business Day’s prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to First Priority or any of the First Priority Subsidiaries or otherwise relating to a First Priority Acquisition Proposal, First Priority receives from such Person a confidentiality agreement with terms no less favorable to Mid Penn than those contained in the Confidentiality Agreement and provides a copy of the same to Mid Penn. First Priority shall promptly provide to Mid Penn any non-public information regarding First Priority or any First Priority Subsidiary provided to any other Person that was not previously provided to Mid Penn, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into a First Priority Acquisition Transaction on terms that the First Priority Board of Directors determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and financial advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of First Priority Common Stock or all, or substantially all, of the assets of First Priority and the First Priority Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of First Priority Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to First Priority’s shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (B) is, in light of the other terms of such proposal, more favorable to First Priority than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(c) First Priority shall promptly (and in any event within twenty-four (24) hours) notify Mid Penn in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, First Priority or any First Priority Representatives, in each case in connection with any First Priority Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless (i) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (ii) disclosure of such materials jeopardizes the attorney-client privilege, or (iii) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree.) First Priority agrees that it shall keep Mid Penn informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d) Subject to 6.8(e), neither the First Priority Board of Directors nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Mid Penn in connection with the transactions contemplated by this Agreement (including the Merger), the First Priority Recommendation, or make any statement, filing or release, in connection with the First Priority Shareholders’ Meeting or otherwise, inconsistent with the First Priority Recommendation (it being understood that taking a neutral position or no position with respect to a First Priority Acquisition Proposal shall be considered an adverse modification of the First Priority Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any First Priority Acquisition Proposal; or (iii) enter into (or cause First Priority or any First Priority Subsidiary to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any First Priority Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.8(b)) or (B) requiring First Priority to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding Section 6.8(d) above, prior to the date of the First Priority Shareholders’ Meeting, the First Priority Board of Directors may approve or recommend to the shareholders of First Priority a Superior Proposal and withdraw, qualify or modify the First Priority Recommendation in connection therewith or take any of the other actions otherwise prohibited by Section 6.8(d) (a “First Priority Subsequent Determination”) after the fifth (5th) Business Day following the receipt by Mid Penn of a notice (the “Notice of Superior Proposal”) from First Priority advising Mid Penn that the First Priority Board of Directors has decided that a bona fide unsolicited written First Priority Acquisition Proposal that it received (that did not result from a breach of this Section 6.8) constitutes a Superior Proposal (it being understood that First Priority shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that First Priority proposes to accept and the subsequent notice period shall be five (5) Business Days) if, but only if, (i) the First Priority Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to First Priority’s shareholders under applicable law and (ii) at the end of such five (5) Business Day period, after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by Mid Penn since its receipt of such Notice of Superior Proposal (provided, however, that Mid Penn shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), the First Priority Board of Directors has again in good faith made the determination (A) in clause (i) of this Section 6.8(e) and (B) that such First Priority Acquisition Proposal constitutes a Superior Proposal.

(f) Nothing contained in this Section 6.8 or elsewhere in this Agreement shall prohibit First Priority or the First Priority Board of Directors from (i) complying with First Priority’s obligations under Rule 14d-9 (as if such rule were applicable to First Priority) and Rule 14e-2(a) promulgated under the Exchange Act, or (ii) making any disclosure to its shareholders if, in each case, the Board of Directors is advised in a written legal opinion of outside counsel to First Priority that the failure to make such disclosure to First Priority’s shareholders would result in a breach of their fiduciary duty under Pennsylvania law.

6.9. Reserves and Merger-Related Costs.

First Priority agrees to consult with Mid Penn with respect to its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves). Mid Penn and First Priority shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges as Mid Penn shall reasonably request and which are not inconsistent with GAAP, provided that no such actions need be effected until immediately prior to the Effective Time and Mid Penn shall have irrevocably certified to First Priority that all conditions set forth in Article IX to the obligation of Mid Penn to consummate the transactions contemplated hereby have been satisfied or, where legally permissible, waived.

6.10. Board of Directors and Committee Meetings.

First Priority shall (a) provide Mid Penn a copy of any First Priority or First Priority Subsidiary board or board committee package, including the agenda and any draft minutes, at the same time at which it makes a copy of such package available to the board of directors of First Priority or such First Priority Subsidiary or any committee thereof, (b) provide a copy of the minutes (including supporting documentation and schedules) of any meeting of the board of directors or any Subsidiary, or any committee thereof, or any senior management committee (including, but not limited to, the loan committee of First Priority Bank), and (c) following the receipt of all required Regulatory Approvals to consummate the transactions described herein, permit representatives of Mid Penn to attend in-person or telephonically (to the extent practicable), solely as an observer, any meeting of the board of directors of First Priority or any First Priority Subsidiary or the executive or loan committees thereof, except, in each case, to the extent exclusion (x) may be required for the board of directors to exercise its fiduciary duties under Pennsylvania law or applicable law, (y) may be required by applicable Bank Regulators, or (z) may be required to protect attorney-client privilege. Minutes of meetings deliverable to Mid Penn pursuant to Section 6.10(b) shall be delivered within fifteen (15) days after the meeting of such board or committee to which such minutes relate, except that with respect to any meeting held within fifteen (15) days of the Effective Time, such minutes shall be provided prior to the Effective Time.

6.11. Affiliate Letters.

First Priority shall deliver to Mid Penn, concurrently with the execution of this Agreement, the First Priority Affiliate Letters.

6.12. Proxy Solicitor.

If Mid Penn requests, First Priority shall retain a proxy solicitor in connection with the solicitation of First Priority shareholder approval of this Agreement.

6.13. Approval of Bank Plan of Merger.

First Priority shall take all action necessary and appropriate to approve the Bank Plan of Merger as sole shareholder of First Priority Bank and obtain the approval of, and cause the execution and delivery of, the Bank Plan of Merger by First Priority Bank in accordance with applicable laws and regulations and as soon as practicable after completion of the Merger on the Effective Time.

6.14. Compliance with Section 409A.

Prior to the Effective Time, and to the extent any such First Priority Benefit Plans are eligible for correction or amendment, First Priority or a First Priority Subsidiary shall take any and all actions necessary, pursuant to the IRS guidance under Notice 2008-113, Notice 2010-6 or Notice 2010-80, to ensure that each First Priority Benefit Plan that is deemed to constitute a nonqualified deferred compensation plan subject to Section 409A of the Code is in operational and documentary compliance with Section 409A of the Code as of the Effective Time. To the extent that First Priority or a First Priority Subsidiary has identified any potential failure of a nonqualified deferred compensation plan to comply with Section 409A of the Code, First Priority will provide to Mid Penn: (a) notice regarding any such potential failure, (b) documentation regarding any such required correction prior to such correction, and (c) evidence such correction has been completed, including evidence that First Priority or the First Priority Subsidiary and any affected individual has satisfied or will satisfy the reporting requirements, as applicable.

6.15. Termination of First Priority Bank Severance Plan.

If Mid Penn requests, First Priority shall or shall cause any First Priority Subsidiary to terminate the First Priority Bank Severance Plan adopted December 19, 2013; provided, however, that in such event Mid Penn shall pay to plan participants the amounts set forth on First Priority Disclosure Schedule 6.15 if such plan participant’s employment is terminated within twelve (12) months following the Effective Time.

6.16 Redemption of First Priority Preferred Stock.

First Priority shall use its reasonable best efforts to cooperate with Mid Penn to obtain any necessary approvals, authorizations, and consents of any Governmental Entities required in order to effect the redemption of the First Priority Preferred Stock within forty-five (45) Calender days following the Effective Time, including without limitation, filing an application or applications with the applicable Govermental Entities with respect to such redemption as soon as practicable following the date of this Agreement.

ARTICLE VII

COVENANTS OF MID PENN

7.1. Conduct of Business.

(a) Affirmative Covenants. From the date of this Agreement to the Effective Time, except with the written consent of First Priority (which shall not be unreasonably withheld, conditioned or delayed) Mid Penn will, and it will cause each Mid Penn Subsidiary to, (i) operate its business only in the usual, regular and ordinary course of business (ii) use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and (iii) voluntarily take no action that would, or would be reasonably likely to, materially adversely affect the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or materially adversely affect its ability to perform its covenants and agreements under this Agreement.

(b) Negative Covenants. Mid Penn agrees that from the date of this Agreement to the Effective Time, except as (i) otherwise specifically permitted or required by this Agreement, (ii) set forth in Mid Penn Disclosure Schedule 7.1(b), (iii) consented to by First Priority in writing in advance, or (iv) required by any Bank Regulator, Mid Penn will not, and it will cause each Mid Penn Subsidiary not to:

(1) amend its articles of incorporation or bylaws or similar governing documents of any of the Mid Penn Subsidiaries in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of First Priority Common Stock or that would materially impede Mid Penn’s ability to consummate the transactions contemplated by this Agreement;

(2) take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article IX not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable law;

(3) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(4) take any action requiring shareholder approval, other than election of directors, “say-on-pay” vote and approval of Mid Penn’s independent accountants and matters to be considered at the Mid Penn Shareholders’ Meeting, without first obtaining the consent of First Priority, which will not be unreasonably withheld; or

(5) consummate, or enter into any agreement (A) to acquire a third party or group by way of merger, consolidation, share exchange or similar transaction, (B) with respect to any transaction pursuant to which Mid Penn acquires or would acquire, directly or indirectly, twenty-five percent (25%) or more of the assets of any third party or group involving a third party, or (C) to issue or sell any equity or debt securities of Mid Penn or any Mid Penn Subsidiary; provided, however, that this Section 7.1(b)(5) shall not apply with respect to: (y) the issuance of shares of Mid Penn Common Stock under any Mid Penn Stock Plan, the Mid Penn Employee Stock Purchase Plan, the Mid Penn Non-Employee Director Stock Purchase Plan, or the Mid Penn Amended and Restated Dividend Reinvestment Plan; or (z) any other action if Mid Penn delivers to First Priority written notice of Mid Penn’s intention to take such action, together with a brief description of the rationale therefore and the anticipated date of such action, at least forty-eight (48) hours prior to the anticipated date of such action and, provided, further, that if the Merger has not been consummated by December 31, 2018 through no fault of Mid Penn, this Section 7.1(b)(5) shall be ineffective and no notice shall be required; or

(6) agree to or make any commitment to, take, or adopt any resolutions of the board of directors of Mid Penn in support of, any of the actions prohibited by this Section 7.1(b).

7.2. Maintenance of Insurance.

Mid Penn shall maintain, and cause each Mid Penn Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business, consistent with past practice.

7.3. Disclosure Supplements.

From time to time prior to the Effective Time, Mid Penn will promptly supplement or amend the Mid Penn Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Mid Penn Disclosure Schedule or that is necessary to correct any information in such Mid Penn Disclosure Schedule that has been rendered materially inaccurate thereby. No supplement or amendment to such Mid Penn Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.4. Consents and Approvals of Third Parties.

Mid Penn shall use commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.5. Commercially Reasonable Efforts.

Subject to the terms and conditions herein provided, Mid Penn agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement; provided, however, such efforts do not significantly decrease the benefits of the transaction to Mid Penn.

7.6. Failure to Fulfill Conditions.

In the event that Mid Penn determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify First Priority.

7.7. Affiliate Letters.

Mid Penn shall deliver to First Priority, concurrently with the execution of this Agreement, the Mid Penn Affiliate Letters.

7.8. Post-Closing Governance.

On or prior to the Effective Time, Mid Penn shall take such actions as are necessary to cause the individuals identified in Section 2.4(e) to be appointed to the board of directors of each of Mid Penn and Mid Penn Bank.

7.9. Employee Matters.

(a) After the Closing Date, the First Priority Benefit Plans may, at Mid Penn’s election and subject to the requirements of the Code and ERISA, continue to be maintained separately, consolidated, merged, frozen or terminated; provided, however, that after the Closing Date, Mid Penn shall amend the First Priority 401(k) plan to freeze participation and contributions under such plan contemporaneously with the participation of all eligible First Priority employees in the applicable Mid Penn 401(k) plan. Following such action, Mid Penn will continue to maintain the individual participant accounts under the First Priority 401(k) plan until such time as the First Priority 401(k) plan assets are merged with and into the applicable Mid Penn 401(k) plan in accordance with the requirements of Code Section 414(1). In all events, First Priority 401(k) plan participants who, as of the date of its consolidation, merger, freeze or termination, whichever occurs first, had outstanding plan loans shall be permitted to repay those loans in accordance with the terms thereof.

(b) Employees of First Priority or any First Priority Subsidiary who become participants in a Mid Penn Benefit Plan shall, except with respect to any Mid Penn Excluded Benefit Plan, be given credit for service as an employee of First Priority or First Priority Bank or any predecessor thereto prior to the Effective Time for purposes of determining eligibility to participate in such plans, vesting purposes under such plans and benefit levels (but not benefit accrual) under such plans. Notwithstanding the foregoing, employees of First Priority or any First Priority Subsidiary who become eligible to participate in a Mid Penn Excluded Benefit Plan within the meaning of ERISA Section 3(2) shall be treated as new employees (without any credit for service prior to the Closing Date) for all purposes under any such Mid Penn Excluded Benefit Plan.

(c) This Agreement shall not be construed to limit the ability of Mid Penn or Mid Penn Bank to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes (including terminating any benefit plan or program) as it deems appropriate.

(d) In the event of any termination of any First Priority health plan or consolidation of any First Priority health plan with any Mid Penn health plan, Mid Penn shall make available to employees of First Priority or any First Priority Subsidiary and their dependents health coverage on the same basis as it provides such coverage to Mid Penn employees. Unless an employee of First Priority or any First Priority Subsidiary affirmatively terminates coverage under a First Priority health plan prior to the time that such employee becomes eligible to participate in the Mid Penn health plan, no coverage of any of the employees of First Priority or any First Priority Subsidiary or their dependents shall terminate under any of the First Priority health plans prior to the time such employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Mid Penn and their dependents. In the event of a termination or consolidation of any First Priority health plan, terminated First Priority and First Priority Subsidiary employees and qualified beneficiaries will have the right, if applicable, to continuation coverage under group health plans of Mid Penn in accordance with COBRA and/or other applicable law. With respect to any employee of First Priority or any First Priority Subsidiary, any coverage limitation under the Mid Penn health plan due to any pre-existing condition shall be waived by the Mid Penn health plan to the degree that such condition was covered by the First Priority health plan and such condition would otherwise have been covered by the Mid Penn health plan in the absence of such coverage limitation. Mid Penn shall cause the applicable Mid Penn Benefit Plan to recognize any medical or other health expense incurred by an employee of First Priority or any First Priority Subsidiary in the plan year that includes the Closing Date for purposes of determining any applicable deductible and annual out of pocket expense thereunder.

(e) In the event (i) Mid Penn terminates the employment (other than for circumstances reasonably constituting cause) of any active employees of First Priority or First Priority Bank (other than employees of First Priority or First Priority Bank who are subject to employment, change of control or similar contracts) who were employees as of the date of this Agreement and immediately prior to the Effective Time (each such employee, a “First Priority Continuing Employee”), or (ii) such First Priority Continuing Employee is not offered or retained in substantially comparable employment, with respect to job description, responsibilities, work location (it being understood that any work location that is located within thirty-five (35) miles of the First Priority Continuing Employee’s work location as of the Closing Date shall be deemed “Substantially Comparable” for purposes of this Section) and pay, with Mid Penn or Mid Penn Bank, as applicable, then Mid Penn shall pay severance benefits to such employees as follows: (A) in the event employment is terminated on or prior to the date which is twelve (12) months after the Closing Date, two (2) weeks’ salary for each full year of continuous service with First Priority, with a minimum severance benefit of four (4) weeks and a maximum severance benefit of twenty-six (26) weeks; (B) in the event employment is terminated thereafter, in accordance with the then existing severance policy of Mid Penn or its successor; or (C) as otherwise agreed between First Priority and Mid Penn; provided, however, that Mid Penn’s obligation to pay severance to any First Priority Continuing Employee pursuant to the foregoing shall be expressly conditioned on the receipt by Mid Penn of a release in such form and substance as deemed acceptable by Mid Penn in its sole and absolute discretion. From and after the Effective Time, Mid Penn shall permit all First Priority Continuing Employees whose employment is terminated as of the Effective Time to participate in Mid Penn’s outplacement services plan for employees of Mid Penn and Mid Penn Subsidiaries, which outplacement services shall be provided for a period of not less than six months following the termination of employment by an outplacement agency selected by Mid Penn. Any employee of First Priority that is entitled to receive severance benefits under the First Priority Bank Severance Plan adopted December 19, 2013, shall not be entitled to receive the severance benefits described in this Section 7.9(e).

(f) Mid Penn agrees to honor, or cause one of the Mid Penn Subsidiaries to honor, in accordance with their terms, all employment and change of control agreements listed on First Priority Disclosure Schedule 4.8(a), subject to any limitations imposed under applicable law or by any Regulatory Authority (other than tax laws); provided, however, that the foregoing shall not prevent Mid Penn or any of the Mid Penn Subsidiaries from amending or terminating any such agreement in accordance with its terms and applicable law. Mid Penn will take such steps as necessary to comply with the disclosure requirements of Internal Revenue Service Notice 1020-6 with respect to the amendments to the employment agreements disclosed on First Priority Disclosure Schedule 4.8(a).

(g) Mid Penn shall establish a retention or stay bonus pool equal to $250,000 for employees jointly designated in writing by Mid Penn and First Priority (other than employees of First Priority who are subject to employment contracts or other contracts providing for severance of other payments upon termination of employment) in order to help retain key employees. Such bonuses shall be payable after the Closing Date on a date or dates jointly determined by Mid Penn and First Priority in the event that the designated employee remains employed by Mid Penn or Mid Penn Bank, as the case may be, on the Closing Date or a date or dates thereafter jointly determined by Mid Penn and First Priority; provided that the employee satisfactorily fulfills the duties of such employee’s position through such date or dates. With the prior consent of Mid Penn, which consent shall not be unreasonables withheld, conditioned or delayed, First Priority shall establish the amount of the retention bonus for each such employee.

(h) The provisions of this Section 7.9 are solely for the benefit of the parties to this Agreement, and no current or former director, officer, employee, other service provider or independent contractor or any other person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any First Priority or Mid Penn Benefit Plan or other compensation or benefit plan or arrangement for any purpose.

7.10. Directors and Officers Indemnification and Insurance.

(a) For a period of six (6) years after the Effective Time, Mid Penn shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer, director or employee of First Priority or First Priority Bank (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Mid Penn, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director, officer or employee of First Priority or a First Priority Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as would have been permitted by First Priority under the PBCL and under First Priority’s articles of incorporation and bylaws. Mid Penn shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent as would have been permitted by First Priority under the PBCL and under First Priority’s articles of incorporation and bylaws, upon receipt of an undertaking to repay such advance payments if such Indemnified Party shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this subsection upon learning of any Claim, shall notify Mid Penn (but the failure so to notify Mid Penn shall not relieve it from any liability that it may have under this subsection, except to the extent such failure materially prejudices Mid Penn) and shall deliver to Mid Penn the undertaking referred to in the previous sentence.

(b) In the event that either Mid Penn or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Mid Penn shall assume the obligations set forth in this Section 7.10.

(c) Mid Penn shall maintain, or shall cause Mid Penn to maintain, in effect for six (6) years following the Effective Time, the current directors’ and officers’ liability insurance policies covering the officers and directors of First Priority (provided, that Mid Penn may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the Effective Time; provided, however, that in no event shall Mid Penn be required to expend pursuant to this subsection more than 150% of the annual cost currently expended by First Priority with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Mid Penn shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a premium equal to the Maximum Amount. In connection with the foregoing, First Priority agrees in order for Mid Penn to fulfill its agreement to provide directors and officers liability insurance policies for six (6) years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.

(d) The obligations of Mid Penn provided under this Section 7.10 are intended to be enforceable against Mid Penn directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Mid Penn.

7.11. Stock Reserve.

Mid Penn agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of its common stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under this Agreement.

7.12. Exchange Listing.

Prior to the Effective Date, Mid Penn will take all steps necessary to list on the Nasdaq (or such other national securities exchange on which the shares of Mid Penn Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of Mid Penn Common Stock to be issued in the Merger.

7.13. Approval of Bank Plan of Merger.

Mid Penn shall take all action necessary and appropriate to approve the Bank Plan of Merger as sole shareholder of Mid Penn Bank and obtain the approval of, and cause the execution and delivery of, the Bank Plan of Merger by Mid Penn Bank in accordance with applicable laws and regulations and as soon as practicable after completion of the Merger on the Effective Time.

7.14. First Priority Bank Division.

Upon completion of the Merger, Mid Penn and Mid Penn Bank shall cause Mid Penn Bank to operate First Priority Bank as a separate division of Mid Penn Bank under the name “First Priority Bank, a Division of Mid Penn Bank” (the “First Priority Bank Division”).

7.15. Proxy Solicitor.

If First Priority requests, Mid Penn shall retain a proxy solicitor in connection with the solicitation of Mid Penn shareholder approval of this Agreement.

7.16. Market President and Chief Strategic Advisor.

At the Effective Time, Mid Penn shall appoint David E. Sparks as Chief Strategic Advisor to the Chief Executive Officer of Mid Penn Bancorp, Inc. and Mid Penn Bank, as well as Market President of First Priority Bank, a Division of Mid Penn Bank having the responsibilities and for the compensation described on Exhibit D hereto.

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.1. Shareholder Meetings.

(a) First Priority will (i) as promptly as practicable after the Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “First Priority Shareholders’ Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in First Priority’s reasonable judgment, necessary or desirable, and (ii) have its Board of Directors unanimously recommend approval of this Agreement to the First Priority shareholders (the “First Priority Recommendation”) and otherwise support the Merger.

(b) Mid Penn will (i) as promptly as practicable after the Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Mid Penn Shareholders’ Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in Mid Penn’s reasonable judgment, necessary or desirable, and (ii) have its Board of Directors unanimously recommend approval of this Agreement to the Mid Penn shareholders (the “Mid Penn Recommendation”) and otherwise support the Merger.

8.2. Proxy Statement-Prospectus.

(a) For the purposes of (i) registering Mid Penn Common Stock to be offered to holders of First Priority Common Stock in connection with the Merger with the SEC under the Securities Act and (ii) holding the First Priority Shareholders’ Meeting and the Mid Penn Shareholders’ Meeting, Mid Penn shall draft and prepare, and First Priority shall cooperate in the preparation of, the Registration Statement, including a combined proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement-prospectus in the form mailed to the First Priority shareholders and the Mid Penn shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). Mid Penn shall file the Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of Mid Penn and First Priority shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of First Priority and Mid Penn shall thereafter promptly mail the Proxy Statement-Prospectus to the First Priority shareholders and the Mid Penn shareholders. Mid Penn shall also use commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and First Priority shall furnish all information concerning First Priority and the holders of First Priority Common Stock as may be reasonably requested in connection with any such action.

(b) First Priority shall provide Mid Penn with any information concerning itself that Mid Penn may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and Mid Penn shall notify First Priority promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to First Priority promptly copies of all correspondence between Mid Penn or any of its representatives and the SEC. Mid Penn shall give First Priority and its counsel the opportunity to review and comment on the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give First Priority and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of Mid Penn and First Priority agrees to use commercially reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of First Priority Common Stock entitled to vote at the First Priority Shareholders Meeting and to the holders of the Mid Penn Common Stock entitled to vote at the Mid Penn Shareholders Meeting at the earliest practicable time.

(c) First Priority and Mid Penn shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Registration Statement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, First Priority shall cooperate with Mid Penn in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and Mid Penn shall file an amended Registration Statement with the SEC, and First Priority shall mail an amended Proxy Statement-Prospectus to the First Priority shareholders and Mid Penn shall mail an amended Proxy Statement-Prospectus to the Mid Penn shareholders. If requested by Mid Penn, First Priority shall obtain a “comfort” letter from its independent registered public accounting firm, dated as of the date of the Proxy

Statement-Prospectus and updated as of the date of consummation of the Merger, with respect to certain financial information regarding First Priority, in form and substance that is customary in transactions such as the Merger.

8.3. Regulatory Approvals.

Each of First Priority and Mid Penn will cooperate with the other and use commercially reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings as soon as practicable thereafter and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Bank Regulators and any other third parties or Governmental Entities, necessary to consummate the transactions contemplated by this Agreement. First Priority and Mid Penn will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of First Priority or Mid Penn to any Bank Regulator or Governmental Entity in connection with the Merger, and the other transactions contemplated by this Agreement. First Priority shall have the right to review and approve in advance all characterizations of the information relating to First Priority and any First Priority Subsidiary which appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity. Mid Penn shall give First Priority and its counsel the opportunity to review and comment on each filing prior to its being filed with a Bank Regulator and shall give First Priority and its counsel the opportunity to review and comment on all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator. Mid Penn shall notify First Priority promptly of the receipt of any comments of any Bank Regulator with respect to such filings.

8.4. Current Information.

(a) During the period from the date of this Agreement to the Effective Time, each party will cause one or more of its representatives to confer with representatives of the other party and report the general status of its ongoing operations at such times as the other party may reasonably request. Each party will promptly notify the other party of any material change in the normal course of its business or in the operation of the properties of such party or the Mid Penn Subsidiaries or First Priority Subsidiaries, as applicable, and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving such party or any Mid Penn Subsidiary or First Priority Subsidiary, as applicable. Without limiting the foregoing, senior officers of Mid Penn and First Priority shall confer at the reasonable request of the other, and shall meet on a reasonably regular basis, to review the financial and operational affairs of First Priority and the First Priority Subsidiaries and of Mid Penn and the Mid Penn Subsidiaries, in accordance with applicable law, and First Priority shall give due consideration to Mid Penn’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Mid Penn nor any Mid Penn Subsidiary shall, under any circumstance, be permitted to exercise control of First Priority or any First Priority

Subsidiary prior to the Effective Time; provided, however, neither Mid Penn nor First Priority shall be required to take any action that would provide access to or disclose information where such access or disclosure would, in such disclosing party’s reasonable judgment, violate or prejudice the rights, business interests, or confidences of any customer or other person or would result in the waiver by such disclosing party of the privilege protecting communications between such disclosing party and any of its legal counsel.

(b) First Priority Bank shall provide Mid Penn Bank, within ten (10) business days after the end of each calendar month, a written list of Nonperforming Assets, its asset quality report and a written list of its investment security purchases during the calendar month then ended. On a monthly basis, First Priority Bank shall provide Mid Penn Bank with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

(c) Each of Mid Penn and First Priority shall promptly inform the other upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of such party or any First Priority Subsidiary or any Mid Penn Subsidiary, as applicable, under any labor or employment law.

8.5. Access; Confidentiality.

(a) From the date of this Agreement through the Effective Time, First Priority shall, and shall cause each First Priority Subsidiary to, afford to Mid Penn and its authorized agents and representatives, complete access to its properties, assets, books and records and personnel, during normal business hours and after reasonable notice; and the officers of First Priority and each First Priority Subsidiary will furnish Mid Penn and its representatives with such financial and operating data and other information with respect to its businesses, properties, assets, books and records and personnel as Mid Penn or its representatives shall from time to time reasonably request.

(b) Mid Penn agrees to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of First Priority and the First Priority Subsidiaries.

(c) In addition, First Priority shall permit employees of Mid Penn reasonable access to matters relating to problem loans, loan restructurings and loan workouts, investments, derivatives, and other asset/liability activities of First Priority and any First Priority Subsidiary, provided that nothing contained in this subparagraph shall be construed to grant Mid Penn or any Mid Penn employee any final decision-making authority with respect to such matters.

(d) Prior to the Effective Time, Mid Penn shall hold in confidence all confidential information of First Priority on the terms and subject to the conditions of the Confidentiality Agreement in accordance with Section 11.1. If the transactions contemplated by this Agreement shall not be completed, Mid Penn will continue to comply with the terms of such Confidentiality Agreement.

ARTICLE IX

CLOSING CONDITIONS

9.1. Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

(a) Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of First Priority and by the requisite vote of the shareholders of Mid Penn.

(b) Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

(c) Regulatory Approvals. All Regulatory Approvals, and other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement, the failure of which to obtain would reasonably be expected to have a Material Adverse Effect, shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of either First Priority or Mid Penn, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of First Priority, First Priority Bank, Mid Penn Bank, and Mid Penn or materially impair the value of First Priority or First Priority Bank to Mid Penn or of Mid Penn and Mid Penn Bank to First Priority.

(d) Effectiveness of Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of Mid Penn Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

(e) Tax Opinions. On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, Mid Penn shall have received an opinion of Pillar Aught LLC, and First Priority shall have received an opinion of Stevens & Lee, P.C., each reasonably acceptable in form and substance to Mid Penn and First Priority, dated as of the Closing Date, substantially to the effect that for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the legal opinions described in this Section 9.1(e), the law firms may require and rely upon customary representations contained in certificates of officers of Mid Penn and First Priority and their respective subsidiaries. The receipt of such legal opinions may not be waived by either party to this Agreement unless the Proxy Statement-Prospectus is re-circulated to the First Priority shareholders and the Mid Penn Shareholders for solicitation of their approval of the consummation of the Merger without fulfillment of the condition described in this Section 9.1(e).

(f) Listing of Mid Penn Common Stock. The shares of Mid Penn Common Stock issuable pursuant to the Merger shall have been approved for listing on Nasdaq.

9.2. Conditions to the Obligations of Mid Penn under this Agreement.

The obligations of Mid Penn under this Agreement shall be further subject to the satisfaction of the following conditions at or prior to the Closing Date:

(a) Representations and Warranties. (i) Each of the representations and warranties of First Priority (other than in
Sections 4.1(a), 4.1(b) (1st two sentences only), 4.1(c), 4.1(d), 4.2, 4.3 and 4.7) set forth in this Agreement or in any certificate or agreement delivered by First Priority pursuant to the provisions hereof shall be true and correct, in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” “materially” or words of similar import) as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on First Priority, (ii) each of the representations and warranties of First Priority set forth in Section 4.2 shall be true and correct (other than de minimus inaccuracies) as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all material respects as of that date), and (iii) each of the representations and warranties of First Priority set forth in Sections 4.1(a), 4.1(b) (1st two sentences only), 4.1(c), 4.1(d), 4.3 and 4.7 shall be true and correct in all respects as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date).

(b) Agreements and Covenants. First Priority shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time.

(c) Permits, Authorizations, Etc. First Priority shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

(d) No Change Resulting in Material Adverse Effect. From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to First Priority.

(e) Appraisal Rights. Not more than 10% of the outstanding shares of the First Priority Common Stock shall constitute Dissenter Shares.

(f) Officer’s Certificate. First Priority shall have delivered to Mid Penn a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chief executive officer and chief financial officer, to the effect that the conditions set forth in subsections (a) through (e) of this Section 9.2 have been satisfied.

9.3. Conditions to the Obligations of First Priority under this Agreement.

The obligations of First Priority under this Agreement shall be further subject to the satisfaction of the following conditions at or prior to the Closing Date:

(a) Representations and Warranties. (i) Each of the representations and warranties of Mid Penn (other than in Sections 5.1(a), 5.1(b) (1st two sentences only), 5.1(c), 5.2, 5.3 and 5.7) set forth in this Agreement or in any certificate or agreement delivered by Mid Penn pursuant to the provisions hereof shall be true and correct, in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” “materially” or words of similar import) as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Mid Penn, (ii) each of the representations and warranties of Mid Penn set forth in Section 5.2 shall be true and correct (other than de minimus inaccuracies) as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all material respects as of that date), and (iii) each of the representations and warranties of Mid Penn set forth in Sections 5.1(a), 5.1(b) (1st two sentences only), 5.1(c), 5.3 and 5.7 shall be true and correct in all respects as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date).

(b) Agreements and Covenants. Mid Penn shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time.

(c) Permits, Authorizations, Etc. Mid Penn shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

(d) No Change Resulting in Material Adverse Effect. From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to Mid Penn or Mid Penn Bank.

(e) Payment of Merger Consideration. Mid Penn shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide First Priority with a certificate evidencing such delivery.

(f) Officer’s Certificate. Mid Penn shall have delivered to First Priority a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chief executive officer and chief financial officer, to the effect that the conditions set forth in subsections (a) through (e) of this Section 9.3 have been satisfied.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1. Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of First Priority:

(a) at any time by the mutual written agreement of Mid Penn and First Priority;

(b) by either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this

Agreement pursuant to this Section 10.1(b) unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2(a) (in the case of a breach of a representation or warranty by First Priority) or Section 9.3(a) (in the case of a breach of a representation or warranty by Mid Penn);

(c) by either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1(c) unless the breach of such covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2(b) (in the case of a breach of a covenant or agreement by First Priority) or Section 9.3(b) (in the case of a breach of a covenant or agreement by Mid Penn);

(d) by either party if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Mid Penn and First Priority; provided, that no party may terminate this Agreement pursuant to this
Section 10.1(d) if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(e) by either party if (i) the shareholders of First Priority fail to approve the transactions contemplated by this Agreement at the First Priority Shareholders’ Meeting called for that purpose; or (ii) the shareholders of Mid Penn fail to approve the transactions contemplated by this Agreement at the Mid Penn Shareholders’ Meeting called for that purpose;

(f) by either party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (A) has become nonappealable and (B) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(g) by the Board of Directors of Mid Penn if First Priority has received a Superior Proposal, and in accordance with Section 6.8 of this Agreement, the First Priority Board of Directors has entered into any letter of intent, agreement in principle or acquisition agreement with respect to the Superior Proposal, withdrawn its recommendation of this Agreement or failed to make such recommendation at any time a recommendation is required to be made under this Agreement or modified or qualified such recommendation in a manner adverse to Mid Penn, or has otherwise made a determination to accept such Superior Proposal;

(h) by the Board of Directors of First Priority if First Priority has received a Superior Proposal, and in accordance with Section 6.8 of this Agreement, the First Priority Board of Directors has made a determination to accept such Superior Proposal; or

(i) by First Priority, if the First Priority board of directors so determines, within five (5) business days following receipt of any written notice provided by Mid Penn to First Priority in accordance with Section 7.1(b)(5) of this Agreement; provided, however, that First Priority gives Mid Penn written notice of its intention to terminate pursuant to this Section 10.1(i), and Mid Penn does not terminate such proposed transaction within forty - eight (48) hours of the receipt of such notice.

10.2. Effect of Termination.

(a) In the event of termination of this Agreement pursuant to any provision of Section 10.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 10.2, 11.1, 11.4, 11.5, 11.7, 11.10, 11.11, 11.12 (related to jurisdiction) and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

(b) If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(i) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(ii) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(iii) In the event that this Agreement is terminated by Mid Penn pursuant to Section 10.1(g), or by First Priority pursuant to Section 10.1(h), First Priority shall pay to Mid Penn the Mid Penn Termination Fee within five (5) Business Days after Mid Penn makes written demand therefor. Such payments shall be made by wire transfer of immediately available funds to an account designated by Mid Penn.

(iv) In the event that this Agreement is terminated by First Priority pursuant to Section 10.1(i), each party shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial advisors, accountants and legal counsel, and neither party shall have any further obligation to the other arising hereunder.

(v) In the event that First Priority enters into a definitive agreement relating to a First Priority Acquisition Proposal or consummates a First Priority Acquisition Proposal within twelve (12) months after the termination of this Agreement (i) by Mid Penn pursuant to Sections 10.1(b) or 10.1(c) because of a willful breach by First Priority; or (ii) by Mid Penn or First

Priority pursuant to Section 10.1(e)(i) following failure of the shareholders of First Priority to approve the transactions contemplated by this Agreement and, in the case of (ii): (y) First Priority has breached the provisions of Section 6.8, or (z) a third party has publicly proposed or announced an Acquisition Proposal, First Priority shall pay to Mid Penn the Mid Penn Termination Fee within two (2) Business Days after Mid Penn makes written demand therefor. Such payments shall be made by wire transfer of immediately available funds to an account designated by Mid Penn.

(c) For purposes of this Agreement, the “Mid Penn Termination Fee” shall mean $3,500,000.00.

(d) The right to receive payment of the Mid Penn Termination Fee under Section 10.2(b)(iv) constitutes the sole and exclusive remedy of either party against the other and their respective officers and directors with respect to a termination under that Section.

10.3. Amendment, Extension and Waiver.

Subject to applicable law, and except as provided in this Agreement, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of First Priority), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of First Priority and Mid Penn, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or value or changes the form of consideration to be delivered to First Priority’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XI

MISCELLANEOUS

11.1. Confidentiality.

Except as specifically set forth herein, Mid Penn and First Priority mutually agree to be bound by the terms of the confidentiality agreement dated September 12, 2017 (the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement.

11.2. Public Announcements.

First Priority and Mid Penn shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither First Priority nor Mid Penn shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto.

11.3. Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time, including Section 2.4(e), Article III, Section 7.8, Section 7.9, Section 7.10, Section 7.11, and Section 7.14.

11.4. Expenses.

Except as otherwise provided in Section 10.2, and except for the cost of printing and mailing the Proxy Statement-Prospectus which shall be shared equally, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial advisors, accountants and legal counsel and, in the case of Mid Penn, the registration fee to be paid to the SEC in connection with the Registration Statement.

11.5. Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery, mailed by United States prepaid registered or certified mail (return receipt requested), or by a nationally recognized overnight courier promising next Business Day delivery, addressed as follows:

If to Mid Penn, to:	Rory G. Ritrievi President and Chief Executive Officer Mid Penn Bancorp, Inc. 349 Union Street Millersburg, Pennsylvania 17061

With required copies (which shall not constitute notice) to:	Kenneth J. Rollins, Esq. Pillar+Aught 4201 E. Park Circle Harrisburg, Pennsylvania 17111 Fax: (717) 686-9862

If to First Priority, to:	David E. Sparks Chairman and Chief Executive Officer First Priority Financial Corp. 2 West Liberty Boulevard, Suite 104 Malvern, Pennsylvania 19355

With required copies (which shall not constitute notice) to:	David W. Swartz, Esq. Stevens & Lee, P.C. 111 North 6th Street Reading, Pennsylvania 19603 Fax: (610) 988-0815

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) Business Days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) Business Day after being delivered to the overnight courier and requesting next Business Day delivery.

11.6. Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article III and Section 7.10(d) and except as otherwise expressly provided by this Agreement, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.7. Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in Section 11.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement referred to in Section 11.1 hereof) between the parties, both written and oral, with respect to its subject matter.

11.8. Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

11.9. Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

11.10. Governing Law.

This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to its laws or principles of conflicts of laws.

11.11. Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 2.2(a)” would be part of “Section 2.2” and references to “Section 2.2” would also refer to material contained in the subsection described as “Section 2.2(a)”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. A disclosure set forth in any Mid Penn Disclosure Schedule shall be deemed to be a disclosure under all Mid Penn Disclosure Schedules, and a disclosure in any First Priority Disclosure Schedule shall be deemed to be a disclosure under all First Priority Disclosure Schedules.

11.12. Specific Performance; Jurisdiction.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in the United States District Court for the Middle District of Pennsylvania or in any state court in the Commonwealth of Pennsylvania, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Middle District of Pennsylvania or of any state court located in the Commonwealth of Pennsylvania in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other United States District Court for the Middle District of Pennsylvania or a state court located in the Commonwealth of Pennsylvania.

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IN WITNESS WHEREOF, Mid Penn and First Priority have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

MID PENN BANCORP, INC.

By:	/s/ Rory G. Ritrievi
Name: Rory G. Ritrievi
Title: President and Chief Executive Officer

FIRST PRIORITY FINANCIAL CORP.

By:	/s/ David E. Sparks
Name: David E. Sparks
Title: Chairman and Chief Executive Officer

Exhibit A

January 16, 2018

Mid Penn Bancorp, Inc.

349 Union Street

Millersburg, Pennsylvania 17061

Ladies and Gentlemen:

Mid Penn Bancorp, Inc. (“Mid Penn”) and First Priority Financial Corp., (“First Priority”) desire to enter into, concurrently with or following the execution of this letter agreement (this “Agreement”), an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which, among other things, First Priority will merge with and into Mid Penn with Mid Penn surviving the merger (the “Merger”) pursuant to the terms and conditions of the Merger Agreement. Defined terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

Mid Penn has required that, as a condition to its willingness to enter into the Merger Agreement and pursuant to Section 6.11 of the Merger Agreement, the undersigned shareholder of First Priority execute and deliver to Mid Penn this Agreement.

The undersigned, in order to induce Mid Penn to enter into the Merger Agreement, hereby irrevocably (in his or her individual capacity and not as a director or officer of First Priority):

(a) represents and warrants to Mid Penn that (i) the undersigned (A) beneficially owns (as such term is defined in Rule 13d-3 under the Exchange Act) all of the shares of First Priority Common Stock set forth below on the signature page hereto (the “Original Shares” and, together with any additional shares of First Priority Common Stock pursuant to paragraph (d) below, the “Shares”) (provided that the term “Shares” shall not include any securities beneficially owned by the undersigned as a trustee or fiduciary) free and clear of all Liens (other than Liens which do not affect the ability of the undersigned to vote the Shares), (B) does not beneficially own any shares of First Priority Common Stock other than the Original Shares, and (C) has the capacity to enter into this Agreement and that this Agreement is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles, (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the undersigned is a party relating to the pledge, disposition or voting of any of the Original Shares (other than Liens which do not affect the ability of the undersigned to vote the Original Shares) and there are no voting trusts or voting agreements with respect to the Original Shares, (iii) neither the execution and delivery of this Agreement nor the consummation by the undersigned of the transactions contemplated hereby will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, mortgage, lease or other agreement, instrument or law applicable to the undersigned or to the undersigned’s property or assets, and (iv) no consent, approval or authorization of any other party is required in order for the undersigned to enter into and perform his or her obligations under this Agreement;

(b) agrees, and agrees to use best efforts to cause any other record owner of the Shares, to (i) be present (in person or by proxy) at all First Priority Shareholder Meetings in order to be counted for the purpose of determining the presence of a quorum at such meetings, and (ii) vote or cause to be voted all such Shares (A) in favor of approval and adoption of the Merger, the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the First Priority Board of Directors), and (B) against (x) any First Priority Acquisition Proposal, including a Superior Proposal, (y) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of First Priority under the Merger Agreement or of the undersigned under this Agreement and (z) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of Mid Penn’s or First Priority’s conditions under the Merger Agreement;

(c) agrees that (i) the undersigned will not, directly or indirectly, contract to sell, sell, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or any interest therein or any voting rights with respect thereto, other than to any immediate family member of the undersigned, or to a trust for the benefit of the undersigned or his or her immediate family member or upon the undersigned’s death; provided that, as a precondition to such permitted Transfer, the transferee has agreed in writing to abide by the terms of this Agreement in a form reasonably satisfactory to Mid Penn, and (ii) any attempted Transfer of the Shares or any interest therein in violation of this paragraph (c) by the undersigned shall be null and void; and

(d) agrees that all shares of First Priority Common Stock that the undersigned purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

It is understood and agreed that the provisions of this Agreement relate solely to the capacity of the undersigned as a shareholder or other beneficial owner of shares of First Priority Common Stock and is not in any way intended to affect the exercise by the undersigned of the undersigned’s responsibilities as a director or officer of First Priority. It is further understood and agreed that this Agreement is not in any way intended to affect the exercise by the undersigned of any fiduciary responsibility which the undersigned may have in respect of any shares of First Priority Common Stock held or controlled by the undersigned as of the date hereof.

The obligations set forth in this Agreement shall terminate upon the earliest to occur of (i) the First Priority Shareholders’ Meeting (including any adjournment or postponement thereof) and (ii) the date on which the Merger Agreement is terminated in accordance with its terms.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Agreement. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

This Agreement shall inure to the benefit of Mid Penn, shall be binding on the undersigned and his or her executors, personal representatives, administrators, heirs, legatees, guardians and other personal representatives, and may not be assigned by any party without the written consent of the other. This Agreement shall survive the death or incapacity of the undersigned.

If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

The undersigned agrees that, in the event of his or her breach of this Agreement, Mid Penn shall be entitled to such remedies and relief against the undersigned as are available at law or in equity. The undersigned acknowledges that there is not an adequate remedy at law to compensate Mid Penn for a violation of this Agreement, and irrevocably waives, to the extent permitted by law, any defense that he or she might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief. The undersigned agrees to the granting of injunctive relief without the posting of any bond and further agrees that, if any bond shall be required, such bond shall be in a nominal amount.

Please confirm, intending to be legally bound, that the foregoing correctly states the understanding between the undersigned and Mid Penn by signing and returning to Mid Penn a counterpart hereof.

Very truly yours,

Name:

Number of Shares:

Accepted as of this 16th day of January, 2018:

MID PENN BANCORP, INC.

By:
Name:
Title:

Exhibit B

January 16, 2018

First Priority Financial Corp.

2 West Liberty Boulevard, Suite 104

Malvern, Pennsylvania 19355

Ladies and Gentlemen:

Mid Penn Bancorp, Inc. (“Mid Penn”) and First Priority Financial Corp. (“First Priority”) desire to enter into, concurrently with or following the execution of this letter agreement (this “Agreement”), an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which, among other things, First Priority will merge with and into Mid Penn with Mid Penn surviving the merger (the “Merger”) pursuant to the terms and conditions of the Merger Agreement. Defined terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

First Priority has required that, as a condition to its willingness to enter into the Merger Agreement and pursuant to Section 7.7 of the Merger Agreement, the undersigned shareholder of Mid Penn execute and deliver to First Priority this Agreement.

The undersigned, in order to induce First Priority to enter into the Merger Agreement, hereby irrevocably (in his or her individual capacity and not as a director or officer of Mid Penn):

(a) represents and warrants to First Priority that (i) the undersigned (A) beneficially owns (as such term is defined in Rule 13d-3 under the Exchange Act) all of the shares of Mid Penn Common Stock set forth below on the signature page hereto (the “Original Shares” and, together with any additional shares of Mid Penn Common Stock pursuant to paragraph (d) below, the “Shares”) (provided that the term “Shares” shall not include any securities beneficially owned by the undersigned as a trustee or fiduciary) free and clear of all Liens (other than Liens which do not affect the ability of the undersigned to vote the Shares), (B) does not beneficially own any shares of Mid Penn Common Stock other than the Original Shares, and (C) has the capacity to enter into this Agreement and that this Agreement is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles, (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the undersigned is a party relating to the pledge, disposition or voting of any of the Original Shares (other than Liens which do not affect the ability of the undersigned to vote the Original Shares) and there are no voting trusts or voting agreements with respect to the Original Shares, (iii) neither the execution and delivery of this Agreement nor the consummation by the undersigned of the transactions contemplated hereby will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, mortgage, lease or other agreement, instrument or law applicable to the undersigned or to the undersigned’s property or assets, and (iv) no consent, approval or authorization of any other party is required in order for the undersigned to enter into and perform his or her obligations under this Agreement;

(b) agrees, and agrees to use best efforts to cause any other record owner of the Shares, to (i) be present (in person or by proxy) at all Mid Penn Shareholder Meetings in order to be counted for the purpose of determining the presence of a quorum at such meetings, and (ii) vote or cause to be voted all such Shares (A) in favor of approval and adoption of the Merger, the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Mid Penn Board of Directors), and (B) against (x) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Mid Penn under the Merger Agreement or of the undersigned under this Agreement and (y) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of Mid Penn’s or First Priority’s conditions under the Merger Agreement;

(c) agrees that (i) the undersigned will not, directly or indirectly, contract to sell, sell, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or any interest therein or any voting rights with respect thereto, other than to any immediate family member of the undersigned, or to a trust for the benefit of the undersigned or his or her immediate family member or upon the undersigned’s death; provided that, as a precondition to such permitted Transfer, the transferee has agreed in writing to abide by the terms of this Agreement in a form reasonably satisfactory to First Priority, and (ii) any attempted Transfer of the Shares or any interest therein in violation of this paragraph (c) by the undersigned shall be null and void; and

(d) agrees that all shares of Mid Penn Common Stock that the undersigned purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

It is understood and agreed that the provisions of this Agreement relate solely to the capacity of the undersigned as a shareholder or other beneficial owner of shares of Mid Penn Common Stock and is not in any way intended to affect the exercise by the undersigned of the undersigned’s responsibilities as a director or officer of Mid Penn. It is further understood and agreed that this Agreement is not in any way intended to affect the exercise by the undersigned of any fiduciary responsibility which the undersigned may have in respect of any shares of Mid Penn Common Stock held or controlled by the undersigned as of the date hereof.

The obligations set forth in this Agreement shall terminate upon the earliest to occur of (i) the Mid Penn Shareholders’ Meeting (including any adjournment or postponement thereof) and (ii) the date on which the Merger Agreement is terminated in accordance with its terms.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Agreement. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

This Agreement shall inure to the benefit of First Priority, shall be binding on the undersigned and his or her executors, personal representatives, administrators, heirs, legatees, guardians and other personal representatives, and may not be assigned by any party without the written consent of the other. This Agreement shall survive the death or incapacity of the undersigned.

If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

The undersigned agrees that, in the event of his or her breach of this Agreement, First Priority shall be entitled to such remedies and relief against the undersigned as are available at law or in equity. The undersigned acknowledges that there is not an adequate remedy at law to compensate First Priority for a violation of this Agreement, and irrevocably waives, to the extent permitted by law, any defense that he or she might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief. The undersigned agrees to the granting of injunctive relief without the posting of any bond and further agrees that, if any bond shall be required, such bond shall be in a nominal amount.

Please confirm, intending to be legally bound, that the foregoing correctly states the understanding between the undersigned and First Priority by signing and returning to First Priority a counterpart hereof.

Very truly yours,

Name:

Number of Shares:

Accepted as of this 16th day of January, 2018:

FIRST PRIORITY FINANCIAL CORP.

By:
Name:
Title:

Exhibit C

BANK PLAN OF MERGER

THIS BANK PLAN OF MERGER (“Plan of Merger”) dated as of January 16, 2018, is by and between MID PENN BANK, a Pennsylvania bank and trust company (“MP Bank”), and FIRST PRIORITY BANK, a Pennsylvania bank (“FP Bank”).

BACKGROUND

1. MP Bank is a Pennsylvania bank and trust company and a wholly-owned subsidiary of Mid Penn Bancorp, Inc., a Pennsylvania corporation (“Mid Penn”). The authorized capital stock of FP Bank consists of 10,000,000 shares of common stock, par value $1.00 per share (“MP Capital Stock”), of which at the date hereof 150,000 shares are issued and outstanding.

2. FP Bank is a Pennsylvania bank and a wholly-owned subsidiary of First Priority Financial Corp. (“First Priority”). The authorized capital stock of FP Bank consists of shares of 10,000,000 shares of common stock, par value $1.00 per share (“FP Bank Common Stock”), of which at the date hereof 1,885,031 shares are issued and outstanding, and 10,000,000 shares of preferred stock, par value $100.00 per share, no shares of which are issued and outstanding.

3. The respective Boards of Directors of MP Bank and FP Bank deem the merger of FP Bank with and into MP Bank, pursuant to the terms and conditions set forth or referred to herein, to be desirable and in the best interests of the respective corporations and their respective stockholders.

4. The respective Boards of Directors of MP Bank and FP Bank have adopted resolutions approving this Plan of Merger. The respective Boards of Directors of Mid Penn and First Priority have adopted resolutions approving an Agreement and Plan of Merger of even date herewith (the “Holding Company Merger Agreement”) between Mid Penn and First Priority, providing for the merger of First Priority with and into Mid Penn (the “Holding Company Merger”) and pursuant to which this Bank Plan of Merger is being executed by MP Bank and FP Bank.

AGREEMENT

In consideration of the premises and of the mutual covenants and agreements herein contained, MP Bank and FP Bank, intending to be legally bound hereby, agree:

ARTICLE I

MERGER; BUSINESS

1.1 Merger. Subject to the terms and conditions of this Plan of Merger and in accordance with the applicable laws and regulations of the Commonwealth of Pennsylvania, on the Effective Date (as that term is defined in Article V hereof): FP Bank shall merge with and into MP Bank; the separate existence of FP Bank shall cease; and MP Bank shall be the surviving bank under the name and title “Mid Penn Bank” (such transaction referred to herein as the “Bank Merger” and MP Bank, as the surviving bank in the Bank Merger, referred to herein as the “Surviving Bank”).

1.2 Business. The business of the Surviving Bank shall be conducted at the main office of MP Bank, and shall be located at 349 Union Street, Millersburg, Pennsylvania 17061, and its legally established branches, which shall include the main office and all of the branch offices of FP Bank.

ARTICLE II

ARTICLES OF INCORPORATION AND BY-LAWS

On and after the Effective Date of the Bank Merger, the articles of incorporation and by-laws of MP Bank shall continue to be the articles of incorporation and bylaws of the Surviving Bank.

ARTICLE III

BOARD OF DIRECTORS AND OFFICERS

3.1 Board of Directors. Effective as of the Effective Date, the Board of Directors of the Surviving Bank shall consist of the existing directors of MP Bank and the Appointed Directors (as defined in Section 2.4(e) of the Holding Company Merger Agreement), each to hold office until his or her successor is elected and qualified in accordance with applicable law and the Articles of Incorporation and Bylaws of the Surviving Bank.

3.2 Officers. On and after the Effective Date of the Bank Merger, the officers of MP Bank duly appointed and holding office immediately prior to such Effective Date shall be the officers of MP Bank, as the Surviving Bank in the Bank Merger, and David E. Sparks shall be appointed as Chief Strategic Advisor to the Chief Executive Officer of Mid Penn Bank, and Market President of First Priority Bank, a Division of Mid Penn Bank.

ARTICLE IV

CONVERSION OF SHARES

4.1 Stock of MP Bank. Each share of MP Bank Capital Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as a share of capital stock of the Surviving Bank.

4.2 Stock of FP Bank. Each share of FP Bank Common Stock issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, be canceled and no cash, stock or other property shall be delivered in exchange therefor.

ARTICLE V

EFFECTIVE DATE OF THE MERGER

The Merger shall be effective on the date on which articles of merger executed by FP Bank and MP Bank are filed with and endorsed by the Pennsylvania Department of Banking and Securities, unless a later date is specified in such articles of merger (the “Effective Date”).

ARTICLE VI

EFFECT OF THE MERGER

On the Effective Date: The separate existence of FP Bank shall cease; the principal and branch offices of FP Bank shall become authorized branch offices of the Surviving Bank; and all of the property (real, personal and mixed), rights, powers, duties and obligations of MP Bank and FP Bank shall be taken and deemed to be transferred to and vested in the Surviving Bank, without further act or deed, as provided by applicable laws and regulations.

ARTICLE VII

CONDITIONS PRECEDENT

The obligations of MP Bank and FP Bank to effect the Merger shall be subject to (i) the approval of this Plan of Merger by First Priority and Mid Penn in their capacities as the sole shareholder of FP Bank and MP Bank, respectively, (ii) receipt of the required approval of the Federal Deposit Insurance Corporation, the Pennsylvania Department of Banking and Securities, and any other applicable regulatory authority, (iii) receipt of any necessary approval to operate the main office of FP Bank and the branch offices of FP Bank as offices of the Surviving Bank, and (iv) the completion of the transactions contemplated by the Agreement on or before the Effective Date.

ARTICLE VIII

TERMINATION

This Plan of Merger shall terminate upon any termination of the Agreement in accordance with its terms; provided, however, that any such termination of this Plan of Merger shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.

ARTICLE IX

AMENDMENT

Subject to applicable law, this Plan of Merger may be amended, by action of the respective Boards of Directors of the parties hereto, at any time prior to consummation of the Holding Company Merger, but only by an instrument in writing signed by duly authorized officers on behalf of the parties hereto.

ARTICLE X

MISCELLANEOUS

10.1 Extensions; Waivers. Each party, by a written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive compliance with any of the obligations of the other party contained in this Plan of Merger.

10.2 Notices. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Agreement.

10.3 Captions. The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Plan of Merger.

10.4 Counterparts. For the convenience of the parties hereto, this Plan of Merger may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.

10.5 Governing Law. This Plan of Merger shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to the conflict of laws principles thereof.

[signature page follows]

IN WITNESS WHEREOF, each party has caused this Plan of Merger to be executed on its behalf and its corporate seal to be affixed hereto by its duly authorized officers, all as of the day and year first written above.

ATTEST:	MID PENN BANK

By:
Cindy Wetzel, Secretary		Rory G. Ritrievi, President & CEO
(SEAL)

ATTEST:	FIRST PRIORITY BANK

By:
Alice D. Flaherty, Secretary		David E. Sparks, Chairman
(SEAL)

Exhibit D

CHIEF STRATEGIC ADVISOR AND MARKET PRESIDENT POSITION SUMMARY

Role, Responsibilities and Compensation of David E. Sparks

Effective upon the Effective Time of the Merger (as such terms are defined in the Agreement and Plan of Merger by and between Mid Penn Bancorp, Inc. and First Priority Financial Corp., dated as of January 16, 2018 (the “Merger Agreement”)), Mid Penn desires to appoint David E. Sparks as Chief Strategic Advisor to the Chief Executive Officer of Mid Penn Bancorp Inc. and Mid Penn Bank (“CSA”), and Market President of First Priority Bank, a Division of Mid Penn Bank (“Market President”). It is expected that Mr. Sparks will serve in such roles through at least December 31, 2019; however, the parties may mutually agree to continue Mr. Sparks in such positions beyond such date.

The position of CSA and Market President shall report directly to the President and Chief Executive Officer of Mid Penn Bank.

In addition to such powers and duties as may from time to time be reasonably prescribed by the President and Chief Executive Officer of Mid Penn Bank, it is understood that Mr. Sparks’ service as Market President is intended to be on an interim basis, and one of his principal duties as CSA will be to identify a permanent Market President. Following the appointment of such permanent Market President, it is anticipated that Mr. Sparks will continue to serve as CSA and will serve as Market Chairman of First Priority Bank, a Division of Mid Penn Bank.

For his service as Market President and/or CSA, Mid Penn Bank shall pay Mr. Sparks an annual base salary at his current rate of $310,000 per year (the “Annual Base Salary”), which may be adjusted for normal annual adjustments, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other executive employees of Mid Penn Bank.

In addition, Mr. Sparks shall be reimbursed by Mid Penn Bank for the cost of a leased car (the type of which shall be mutually agreed upon by Mr. Sparks and Mid Penn Bank), country club dues, and life insurance premiums on the same terms as Mr. Sparks presently enjoys in his role as Chief Executive Officer of First Priority.

Additionally, Mr. Sparks shall participate in any short-term performance plan generally made available to executives of Mid Penn, be paid annual vacation in accordance with the policies as established from time to time by the Board of Directors of Mid Penn Bank, be entitled to all paid holidays, sick days and personal days provided by Mid Penn Bank to its regular full-time employees and senior executive officers, participate in such stock based incentives as may be granted from time to time by the Board of Directors of Mid Penn under Mid Penn’s stock based incentive plans and as are consistent with his responsibilities and performance, and be entitled to participate in or receive the benefits of any employee benefit plan currently in effect at Mid Penn Bank, subject to the eligibility and terms of each such plan, until such time that the Board of Directors of Mid Penn Bank authorizes a change in such benefits.

So long as Mr. Sparks serves as a member of the Board of Directors of Mid Penn and Mid Penn Bank, it is anticipated that Mr. Sparks shall serve as a member of the Executive Committee of Mid Penn and Mid Penn Bank, and the Loan and Trust Committees of Mid Penn Bank. No additional compensation shall be paid to Mr. Sparks for service as a director or as a member of any board committee, so long as he is an employee of Mid Penn Bank. Upon termination of employment, Mr. Sparks shall be eligible for compensation as a director in accordance with the policies of Mid Penn and Mid Penn Bank then in effect; provided, however, that if Mr. Sparks is retained as a non-employee consultant as described below, Mr. Sparks shall not be eligible to participate in any non-employee director compensation programs then in effect, but rather, will be compensated for such service on an hourly basis at the rate described below. Specifically, the hours Mr. Sparks spends as a director, either at board or committee meetings, shall be considered hours compensable as part of his services as a non-employee consultant, and counted toward his schedule, as described below.

Upon Mr. Sparks’ retirement as a full-time employee of Mid Penn Bank, Mid Penn Bank may retain Mr. Sparks’ services as a non-employee consultant (up to 60% of full-time schedule) at an hourly rate of not less than $200/hour, plus reimbursement of reasonable expenses (e.g., mileage, meals and phone) in accordance with Mid Penn

Bank’s reimbursement policies then in effect. If, however, Mid Penn Bank notifies Mr. Sparks of its intention not to retain his services as a consultant, or offers Mr. Sparks a consulting position at less than 60% of his full-time schedule and Mr. Sparks declines such consulting position, Mid Penn Bank shall pay Mr. Sparks an amount equal to the Annual Base Salary, in a lump sum payment within twenty (20) days of his termination of employment, subject to the receipt by Mid Penn and Mid Penn Bank of a customary form of release. If Mr. Sparks retires from employment with Mid Penn Bank, and is offered but declines to be retained as a non-employee consultant at a minimum of 60% of his full-time schedule, Mr. Sparks shall not be entitled to receive any severance payment.

Mr. Sparks’ retirement as an employee shall not, in and of itself, have any effect on his service as a director of Mid Penn or Mid Penn Bank.

If Mr. Sparks’ employment is terminated for “cause”, as such term is defined in the Employment Agreement between Mid Penn, Mid Penn Bank and Rory G. Ritrievi, dated November 3, 2016 (as the same may be amended, from time to time), Mr. Sparks shall not be entitled to any payment from Mid Penn Bank, except for the unpaid portion, if any, of Mr. Sparks’ Annual Base Salary for services rendered through the date of termination, and any accrued but unused vacation and personal days through the date of termination.

It is understood that the parties intend that any and all post-employment compensation under this Agreement satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations or guidance promulgated thereunder (“Section 409A”) or an exception or exclusion therefrom to avoid the imposition of any accelerated or additional taxes pursuant to Section 409A. Accordingly, notwithstanding anything in this Agreement to the contrary, in no event shall Mid Penn or Mid Penn Bank be obligated to commence payment or distribution to Mr. Sparks of any amount that constitutes deferred compensation within the meaning of Section 409A earlier than the earliest permissible date under Section 409A that such amount could be paid without any accelerated or additional taxes or interest being imposed under Section 409A. Mid Penn agrees to cause any and all amounts due to Mr. Sparks, the payment or distribution of which is delayed pursuant to Section 409A, to be paid or distributed in a single sum payment at the earliest permissible date under Section 409A.

Notwithstanding anything in this Agreement to the contrary, in the event it is determined that Mr. Sparks is a “Specified Employee”, as that term is defined in Section 409A, payments to Mr. Sparks, other than payments qualifying as short term deferrals or an exempt separation pay arrangement under Section 409A, shall not begin earlier than the first day of the seventh month after the date of termination. For purposes of the foregoing, the date upon which a determination is made as to Mr. Sparks’ Specified Employee status, the Identification Date (as defined in Section 409A), shall be December 31.